EXHIBIT 10.30

AGREEMENT OF PURCHASE AND SALE AND

ESCROW INSTRUCTIONS

FOR

ENTERPRISE CENTER

4100 and 4120 Lafayette Center Drive

and

15100 and 15120 Enterprise Court, Chantilly, Virginia

Date: January 27, 2005

AGREEMENT OF PURCHASE AND
SALE OF PROPERTY
AND ESCROW INSTRUCTIONS

4100 and 4120 Lafayette Center Drive
and
15100 and 15120 Enterprise Court, Chantilly, Virginia

     THIS AGREEMENT OF PURCHASE AND SALE OF PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of January 27, 2005, by and between Enterprise Dulles, LLC, a Virginia limited liability company (“Seller”), and First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (“Buyer”).

RECITALS:

     R-1. Seller is the owner of the Property (as hereinafter defined) located in Chantilly, Virginia, as legally and more particularly described on Exhibit A attached hereto.

     R-2. Buyer wishes to purchase, and Seller wishes to sell, the Property on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

     Article 1 of this Agreement consists of definitions for certain of the defined terms that are used throughout this Agreement.

     Article 2 of this Agreement constitutes instructions to “Escrow Agent” (as such term is defined below), as well as agreements between Buyer and Seller.

     Article 3 of this Agreement consists of further agreements between Buyer and Seller, with which Escrow Agent need not be concerned (except as otherwise directed in Article 2). Escrow Agent may rely entirely on the instructions contained in Article 2; however, as between Buyer and Seller, the provisions of Article 3 shall control if there is any inconsistency between those provisions and the instructions in Article 2.

ARTICLE 1
DEFINITIONS

     The following terms, wherever used in this Agreement, shall have the respective meanings set forth below:

     1.1. Actual Knowledge. “Actual Knowledge” means the actual (and not the constructive) current knowledge of the person or entity making a representation or warranty in this Agreement to his or its “Actual Knowledge”, and does not imply any inspection, examination or other inquiry undertaken by such person or entity to determine the accuracy of any representation, warranty or other statement made to such person’s or entity’s “Actual Knowledge” in this Agreement or in any of Seller’s Closing Documents or Buyer’s Closing Documents, as applicable.

     1.2. Agreement. “Agreement” has the meaning set forth in the first paragraph of the preamble.

     1.3. Broker. “Broker” means Matan Realty, LLLP.

     1.4. Buyer. “Buyer” has the meaning set forth in the first paragraph of the preamble.

     1.5. Buyer’s Knowledge. “Buyer’s Knowledge” means the Actual Knowledge of Nicholas R. Smith, an officer of Buyer, and does not imply any inspection, examination or other inquiry undertaken by Buyer or said individual to determine the accuracy of any representation, warranty or other statement made “to Buyer’s Knowledge” in this Agreement or in any of Buyer’s Closing Documents.

     1.6. Buyer’s Closing Documents. “Buyer’s Closing Documents” has the meaning specified in the last sentence of Section 2.2.2.

     1.7. Closing. “Closing” means the execution and delivery by Seller of the Seller Closing Documents and by Buyer of the Buyer Closing Documents, as applicable, concurrently with the disbursement by the Title Company of the Purchase Price to Seller as at a “New York-style” closing in conformity with the terms and provisions of this Agreement.

     1.8. Closing Date. “Closing Date” means on or before the second (2nd) Business Day following the Parties’ receipt of the Existing Lender Approvals (as defined in Section 3.3.6 below), but in no event later than March 15, 2005.

     1.9. Closing Indemnity Agreement. “Closing Indemnity Agreement” shall mean a separate written indemnification agreement for the Seller and for the Buyer covering the respective indemnities set forth in Section 2.5.2 and Section 3.5.2.

     1.10. Day and Business Day. The term “day” means a calendar day, and the term “Business Day” means any day on which commercial banks are generally open for business in the Commonwealth of Virginia. Any period of time specified in this Agreement that would otherwise end upon a non-Business Day shall be extended to, and shall end upon, the next following Business Day.

     1.11. Deposit. “Deposit” has the meaning specified in Section 2.1.1.1.

     1.12. Effective Date. “Effective Date” means the last date on which the Seller and the Buyer have executed and delivered this Agreement, as indicated by the later of the dates appearing next to their respective signatures below.

     1.13. Environmental Law. “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, order or determination of any governmental or judicial authority at the federal, state, or local level, to the extent applicable to the Property, including, but not limited to, the Comprehensive Response, Compensation and Liability Act, as amended (“CERCLA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, and the Hazardous Materials Transportation Act, as amended.

     1.14. Environmental Reports. “Environmental Reports” means, collectively, the reports for the Property that are identified in the Schedule of Environmental Reports attached hereto as a part of Exhibit M.

     1.15. Escrow Agent. “Escrow Agent” means Chicago Title Insurance Company having an address at 19 East Fayette Street, Suite 300, Baltimore, Maryland 21202, Attn: Albert E. Sikorsky, III.

     1.16. Escrow. “Escrow” means the escrow established by and pursuant to this Agreement, with Escrow Agent, as applicable, for purposes of consummating the sale and purchase of the Property in accordance with this Agreement.

     1.17. Existing Title Policy. “Existing Title Policy” means that certain owner’s policy of title insurance for the Property (Policy No. 5312-426460), dated November 21, 2000, issued to Seller by Commercial Title Group, Inc., as Agent for Fidelity National Title Insurance Company of New York.

     1.18. Feasibility Period. “Feasibility Period” means the period that commences on the Effective Date and that expires on February 11, 2005.

     1.19. Feasibility Period Expiration Date. “Feasibility Period Expiration Date” means February 11, 2005.

     1.20. Hazardous Substance. “Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum product, asbestos, polychlorinated biphenyls, underground or aboveground storage tanks and the contents thereof including, without limitation, any such materials defined in or regulated pursuant to any Environmental Law.

     1.21. Improvements. “Improvements” mean all of the buildings, improvements, fixtures, structures, utilities and amenities on the Land.

     1.22. Land. “Land” means that certain parcel of land that is legally and more particularly described on Exhibit A attached hereto, together with all easements, benefits, rights, privileges and other rights appurtenant thereto (“Land”).

     1.23. Laws. “Laws” means any and all constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of the United States, or of the state, county, city, other municipality, political subdivision, or governmental or quasi-governmental authority having jurisdiction or otherwise operating where the Property is located, or any agency, division, district, court or other authority thereof.

     1.24. Lease. “Lease” means (1) any of the leases of commercial space within the Improvements identified in the Schedule of Leases (Rent Roll) attached hereto as Exhibit D; and (2) any lease of space within the Improvements entered into after the Effective Date subject to and in conformity with the provisions set forth in Section 3.2.1(xvii). “Leases” mean, collectively, every Lease.

     1.25. Parties and Party. “Parties” means, collectively, Buyer and Seller and “Party” means either of the Buyer or Seller, as the case may be.

     1.26. Permit. “Permit” means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the occupancy and use of the Property or any component thereof (including, without limitation, any certificates of occupancy with respect to the Improvements) in Seller’s possession on Effective Date. “Permits” means, collectively, every Permit.

     1.27. Permitted Exceptions. “Permitted Exceptions” means with respect to the Real Property (i) liens for all real property taxes and general and special assessments for the current year that are not yet due and payable, (ii) liens or encumbrances arising out of any activity of Buyer with respect to the Real Property, (iii) the Leases and the lien securing the Existing Financing, (iv) title exceptions reflected in the Title Commitment and matters reflected on the Survey as updated by a Buyer’s Survey Update, if applicable, that are not objected to by Buyer or are otherwise deemed to be “Permitted Exceptions” pursuant to the title review process set forth in Section 2.3.2, expressly including all standard “printed form” exceptions and exclusions from coverage customarily included within the form of a policy for owner’s title insurance. Notwithstanding anything to the contrary set forth in this Agreement, the term Permitted Exceptions expressly excludes any liens, monetary encumbrances or judgments affecting title to the Property, all of which, subject to the conditions and limitations set forth in Section 2.3.4, shall be released of record by Seller at its sole cost and expense on or before Closing pursuant to Section 2.3.4, except for the lien securing the Existing Financing and except for any liens or encumbrances referenced in clause (ii) above.

“Permitted Exception” means any of the Permitted Exceptions.

     1.28. Personal Property. “Personal Property” means all of the non-affixed equipment, trade fixtures, furnishings, furniture, appliances, equipment, decorative items, inventory, supplies, tools and other tangible personal property owned by Seller and used or held for use in operation of the Real Property, including, without limitation, the personal property listed on Exhibit C hereto.

     1.29. Plans. “Plans” means the plans and specifications for the original construction of the applicable Improvements, together with any subsequent material modifications thereof, to the extent such items are in the Seller’s possession on the Effective Date.

     1.30. Property. “Property” means collectively (i) the Real Property; (ii) the Personal Property, (iii) the Service Contracts; (iv) all of Seller’s rights in or to condemnation awards and insurance proceeds (to the extent not applied to restoration) relating to the Real Property, subject to the terms set forth herein; (v) all assignable warranties, guaranties, bonds, claims and rights, if any, in favor of Seller relating to the construction, maintenance, operation or repair of the Real Property or any component thereof, if any; (vi) all of Seller’s right, title and interest in and to any assignable drawings, plans, specifications, surveys, manuals and contracts relating to construction, maintenance and operation of the Real Property or the Personal Property that are in Seller’s possession on the Effective Date; (vii) all Permits applicable to the Real Property; (viii) all of Seller’s interest in and under all of the Leases including unapplied security deposits held by Seller in connection therewith, which shall be credited against the Purchase Price payable by Buyer at Closing hereunder; and (ix) all other tangible and intangible property or rights which Seller owns or in which Seller has an interest in connection with its ownership and operation of the Real Property, to the extent the same are assignable.

     1.31. Purchase Price. “Purchase Price” means the purchase price being paid by Buyer to Seller for the Property, as specified in Section 2.1.

     1.32. Real Property. “Real Property” means, collectively, the Land and the Improvements.

     1.33. Seller. “Seller” has the meaning set forth in the first paragraph of the preamble.

     1.34. Seller’s Knowledge. “Seller’s Knowledge” means, as the context of this Agreement may require, the Actual Knowledge of Mark C. Matan, and does not imply or require any inspection, examination or other inquiry undertaken by Seller or the said individual to determine the accuracy of any representation, warranty or other statement made “to Seller’s Knowledge” in this Agreement or in any of Seller’s Closing Documents. Seller represents, however, that Mark C. Matan is the individual to whom material facts relevant to the matters covered by the representations and warranties of Seller that are set forth in this Agreement would be reported in the ordinary course of business. Notwithstanding the foregoing, or anything else set forth in this Agreement to the contrary, (i) Mark C. Matan shall not have any personal liability whatsoever under this Agreement; (ii) none of the officers, directors, stockholders, employees, agents, principals, members, partners or affiliates of the Seller shall have any personal liability whatsoever under this Agreement; and (iii) Buyer and Buyer’s officers, directors, employees, principals and affiliates hereby expressly disclaim and waive any and all rights they may have to bring any actions or claims against Mark C. Matan, or any of the officers, directors, stockholders, employees, agents, principals, members, partners or affiliates of Seller for or in connection with the provisions of this paragraph or in connection with any representations and/or warranties that are made throughout this Agreement to the applicable “Seller’s Knowledge”, as herein defined.

     1.35. Seller Representative. “Seller Representative” means Mark C. Matan.

     1.36. Seller’s Closing Documents. “Seller’s Closing Documents” has the meaning specified in the last sentence of Section 2.2.1.

     1.37. Service Contract. “Service Contract” means any written contract or other arrangement for the provision of services relating to the construction, maintenance, repair or operation of the Property; excluding, however, any property management contract or arrangement. “Service Contracts” mean, collectively, every Service Contract.

     1.38. Surveyor. “Surveyor” means Lavelle & Associates, Inc.

     1.39. Survey. “Survey” means that certain ALTA/ACSM Survey of the Real Property prepared by and most recently certified by the Surveyor.

     1.40. Tenant. “Tenant” means any tenant or lessee under a Lease.

     1.41. Title Commitment. “Title Commitment” means a commitment for title insurance acquired by Buyer at its cost from the Title Company in connection with its proposed acquisition of the Real Property and the issuance of the Title Policy.

     1.42. Title Company. “Title Company” means Chicago Title Insurance Company.

     1.43. Title Policy. “Title Policy” means an ALTA owner’s policy of title insurance, in the amount of the Purchase Price, insuring, at standard rates (excluding endorsement premiums), fee simple title to the Real Property pursuant to the Title Commitment, under the latest ALTA standard full coverage owner’s title insurance policy form, which shall contain no exceptions except for the Permitted Exceptions and shall be dated as of the Closing Date, as more fully described below in Section 2.3.3.

     1.44. Other Definitions. Terms defined in any other part of this Agreement shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; and the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

ARTICLE 2
COVENANT OF PURCHASE AND SALE AND INSTRUCTIONS TO ESCROW AGENT

     In accordance with and subject to the terms and conditions of this Agreement, for and in consideration of the Purchase Price, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property. No later than two (2) Business Days after the Effective Date, Buyer shall deliver a copy of this Agreement to Escrow Agent, and Escrow Agent shall promptly notify Seller Representative on behalf of the Seller, of such delivery and shall evidence its agreement to act as Escrow Agent hereunder by countersigning and delivering to Buyer and Seller a copy of this Agreement.

     In connection with the administration of Escrow and Closing, Buyer and Seller hereby agree, and advise and instruct Escrow Agent, as follows:

     2.1 Purchase Price. The Purchase Price for the Property shall be Twenty Nine Million Five Hundred Thousand Dollars ($29,500,000.00) (the “Purchase Price”), which shall be payable as provided below.

2.1.1	Buyer’s Deposit.

2.1.1.1 Buyer’s Deposit. Within two (2) business days after full execution of this Agreement by Buyer and Seller, Buyer shall deliver to Escrow Agent a deposit (the “Deposit”) either, at Buyer’s election, (i) in the form of cash or immediately available federal funds in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00), to be held in escrow in an interest bearing account; or (ii) in the form of an irrevocable commercial letter of credit (collectively with any additional letters of credit or replacements therefor or extensions thereof being referred to herein as the “Credit”), having an expiration date no earlier than six (6) months after the Effective Date of this Agreement, and issued by a bank or other financial institution that is acceptable to Seller in its reasonable discretion and capable of being drawn in person at a financial institution located in the Washington, DC metropolitan area. The Deposit whether in the form of cash or Credit, shall be dealt with by the Escrow Agent in conformity with the terms of this Agreement. All interest earned on the Deposit shall be paid to the Party entitled to receive the Deposit pursuant to the terms of this Agreement. The term “Deposit”, as used in this Agreement, shall include any interest that may accrue on any cash Deposit. Any Credit given as the Deposit shall be issued to the Seller and Escrow Agent, as their interests may appear, by a commercial banking institution reasonably acceptable to Seller, shall be delivered to Escrow Agent, and shall be in substantially the form of Exhibit R attached hereto and incorporated herein by this reference. Any Credit may be drawn upon: (1) by Seller, if Buyer is in default of its obligations under this Agreement beyond any applicable notice and cure period specified herein; or (2) by Escrow Agent, if the Credit is due to expire within thirty (30) days and the expiration date of the Credit has not been extended as required by the terms of this Section 2.1.1. In the event that the Credit shall be due to expire prior to the Closing Date, Buyer shall, at least thirty (30) days prior to the expiration of the Credit or each subsequent Credit, substitute a replacement Credit or cause the issuer to extend the expiration date of the Credit in such intervals of up to six (6) months each from time to time as may be necessary to cause the expiration date of the Credit to be at least thirty (30) days after the reasonably anticipated Closing Date. If the Credit has not been extended or a replacement Credit substituted therefor as hereinabove required, Escrow Agent shall, upon the written direction of Seller, draw upon the Credit, in which event the funds received upon such draw shall be deemed to constitute the Deposit and shall be deposited in conformity with the provisions of Section 2.1.1.2, and otherwise shall be held and dealt with as provided in this Agreement for a cash Deposit. Whenever Seller is entitled to the Deposit as provided in this Agreement, Escrow Agent shall, upon the written direction of Seller, immediately deliver the Credit to Seller. Whenever Escrow Agent is required to draw against the Credit as provided in this Agreement, Escrow Agent shall promptly do so and hold the proceeds thereof in escrow as provided in this Agreement for a cash Deposit. If a dispute shall arise with respect to the Deposit, Escrow Agent shall continue to hold any Credit or other Deposit pursuant to the terms of this Section 2.1.1, and Buyer shall extend the maturity of the Credit for periods of up to six (6) months each as necessary from time to time to permit resolution of such dispute prior to the expiration of the Credit, and the provisions of this Section 2.1.1 permitting the Credit to be drawn shall apply in the event Buyer shall fail to extend the Credit as required at any time. The obligations of the Escrow Agent with respect to the Deposit shall be governed by the terms and conditions set forth below in this Article 2.

2.1.1.2 Investment of Cash Deposit. Any cash Deposit, while held in Escrow, shall be held by the Escrow Agent in escrow and invested in an interest bearing money market account that is mutually approved by Seller and Buyer, such approval not to be unreasonably withheld, conditioned or delayed. All interest earned on any cash Deposit while in Escrow shall be added to, and become part of, the Deposit.

2.1.1.3 Application of Deposit. In the event that Buyer terminates this Agreement after the Effective Date in conformity with Buyer’s rights hereunder, Escrow Agent shall, immediately upon receipt of written notice thereof from both Buyer and Seller to Escrow Agent deliver the Deposit to Buyer; provided, however, that if Buyer terminates this Agreement pursuant to the terms and conditions of Section 2.4 hereof on or before the Feasibility Period Expiration Date, then Escrow Agent shall return the Deposit to Buyer upon its receipt of such Buyer’s written request and without authorization from the Seller. If Buyer, in breach of its obligations under this Agreement, defaults in its obligations to purchase the Property subject to and in conformity with the terms and conditions of this Agreement, Seller, as its sole and exclusive remedy hereunder, shall be entitled to receive the Deposit as liquidated damages (and not as a penalty), as more fully provided in Section 3.22. At Closing, Escrow Agent shall apply any cash Deposit against the Purchase Price, or if the Deposit is in the form of a Credit, Escrow Agent shall return the Credit to Buyer. Following the Feasibility Period Expiration Date, the Deposit shall be non-refundable to the Buyer except in the event of a failed condition precedent to the obligation of the Buyer to close hereunder as set forth in Section 3.3 or in the event of a default by Seller under this Agreement which remains uncured beyond any applicable notice and cure period provided in this Agreement.

2.1.1.4 Duties and Liabilities of Escrow Agent. Escrow Agent shall not be liable to either of the Parties in connection with the performance of any duty imposed upon Escrow Agent hereunder for any action taken by Escrow Agent in good faith in conformity with the provisions of this Agreement in holding or dealing with the Deposit, except for the negligence or misconduct of Escrow Agent. Escrow Agent may act upon any instrument or other writing believed by

Escrow Agent in good faith to be genuine and to be executed and presented by the proper person. Escrow Agent shall have no duties or responsibilities other than as expressly set forth herein. In the event that (i) Escrow Agent shall be uncertain as to its rights or duties hereunder, (ii) Escrow Agent shall receive instructions from Buyer or Seller or the issuer of the Credit (if applicable) which, in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions hereof, or (iii) Escrow Agent shall receive conflicting demands from Buyer or Seller or the issuer of the Credit (if applicable) with respect to the Deposit or directing Escrow Agent to take any action with respect to the Deposit, Escrow Agent may take affirmative steps in order to terminate its duties hereunder by depositing the Deposit with the clerk of court for the Circuit Court for Montgomery County, Maryland in an action for interpleader, naming the conflicting claimants as parties in such action. The reasonable costs and expenses of Escrow Agent in connection with filing such an interpleader action, not to exceed a total of $5,000, shall be divided equally between Buyer and Seller.

2.1.1.5 EINs. For the information of Escrow Agent, the Employer Identification Number of the Buyer is 52-2057842 and the Employer Identification Number of Seller is 52-2277293.

2.1.2 Balance of the Purchase Price (and Other Funds Required for Closing). On the Closing Date, Buyer shall take title to the Property, with the Property remaining subject to the lien of the “Existing Deed of Trust” (as defined below in Section 2.3.5.1) and the terms and conditions of the other “Existing Financing Documents” (as defined below in Section 2.3.5.1), and Buyer shall deposit in Escrow with Escrow Agent immediately available federal funds in an amount equal to the difference between the Purchase Price and the outstanding principal balance under the “Existing Note” (as defined below in Section 2.3.5.1) on the Closing Date, plus Buyer’s share of Closing costs under Section 2.6, plus the balance as of the Closing Date of the “Existing Lender Escrows” (as defined below in Section 2.3.5.4) held by the “Existing Lender” (as defined below in Section 2.3.5.1), minus the amount of any cash Deposit (if applicable), and plus or minus (as the case may be) the net amount of prorations and other credits under Section 2.5.

2.2 Escrow Deposits.

2.2.1 By Seller. On the Closing Date, Seller shall deposit or cause to be deposited in Escrow the following:

(i) A special warranty deed duly executed by Seller, conveying fee simple title in and to the Property subject to the Permitted Exceptions (the “Deed”).

(ii) An Assignment and Assumption of Leases and Security Deposits duly executed by Seller assigning to Buyer all of the Leases and unapplied Security Deposits, with Buyer assuming all of the obligations of Seller under the Leases which accrue after the Closing Date (the “Lease

Assignment”).

(iii) An Assignment and Assumption of Service Contracts duly executed by Seller assigning to Buyer all of the Service Contracts, with Buyer assuming all of the obligations of Seller under the Service Contracts which accrue after the Closing Date (the “Service Contracts Assignment”).

(iv) A Bill of Sale duly executed by Seller conveying to Buyer all of the Personal Property (the “Bill of Sale”).

(v) The Closing Indemnity Agreement for the Property duly executed by the Seller (the “Closing Indemnity Agreement”).

(vi) A FIRPTA Certificate duly executed by Seller with respect to the Property subject to and in conformity with the terms and provisions of this Agreement.

(vii) A Seller’s Closing Certificate, dated as of Closing, duly executed by Seller, subject to and in conformity with the terms and provisions of this Agreement, that all of the warranties and representations contained in Section 3.2.1 are true and correct in all material respects as of the Closing Date, except for matters specified in such Seller’s Closing Certificate, which matters must be reasonably satisfactory to Buyer.

(viii) The original (or, where an original is not available, a copy) of each Lease, Service Contract, all Plans for the Property, all Environmental Reports for the Property and all Property Document Deliveries for the Property (the “Originals”); provided, however, that, instead of delivering the Originals and other documents and materials identified above to Buyer through Escrow, Seller may deliver any or all of the Originals directly to Buyer.

(ix) All tenant files pertaining to the operation of the Property not theretofore delivered, subject to Seller’s continued right of access thereto for a reasonable period after Closing for proper purposes.

(x) An Owner’s Affidavit from Seller for the Property subject to and in conformity with the terms and provisions of this Agreement.

(xi) A “gap” indemnity agreement from Seller for the Property subject to and in conformity with the terms and provisions of this Agreement and as is customarily required by the Title Company in connection with conducting a “New York style” closing.

(xii) Such other documents as the Title Company may reasonably require to effect Closing on the purchase and sale of the Property, on terms and conditions reasonably acceptable to Seller, including, but not limited to, such documents that are applicable to Seller as reflected on Schedule B-1 to the Title Commitment.

(xiii) The Final Certified Rent Roll for the Property (as defined in Section 3.3.5).

(xiv) A General Assignment and Assumption Agreement duly executed by Seller assigning to Buyer all assignable Permits and Plans with respect to the Property, with Buyer assuming all of the obligations of Seller in connection with such assignable Permits and Plans which accrue after the Closing Date (the “General Assignment”).

(xv) Such documents as may be reasonably required to permit Buyer to take title to the Property subject to the lien of the Existing Deed of Trust and the other Existing Financing Documents, on terms and conditions reasonably acceptable to Seller.

(xvi) Such other documents and instruments as may be reasonably required from Seller to consummate the transaction contemplated by this Agreement with respect to the Property subject to and in conformity with the terms and provisions hereof on terms and conditions reasonably acceptable to Seller.

Each of the documents specified in this Section 2.2.1 (collectively, “Seller’s Closing Documents”) shall, as applicable, have been duly executed and, if appropriate, acknowledged, by Seller and shall be subject to and in conformity with the terms and provisions hereof, and otherwise in form and content reasonably acceptable to both Seller and Buyer (to extent that the form of any such document is not attached to this Agreement).

2.2.2 By Buyer. In addition to the deposit of funds under Section 2.1.2, on the Closing Date, the Buyer shall duly execute, deliver and deposit or cause to be deposited in Escrow the following:

(i) Counterparts of the Lease Assignment.

(ii) Counterparts of the Service Contracts Assignment.

(iii) Counterparts of the Bill of Sale.

(iv) Counterparts of the General Assignment.

(v) Counterparts of the Closing Indemnity Agreement for the Property.

(vi) Buyer’s Closing Certificate, dated as of Closing, duly executed by Buyer, subject to and in conformity with the terms and provisions of this Agreement, that all of the warranties and representations contained in

Section 3.2.2 are true and correct in all material respects as of the Closing Date, except for matters specified in such Buyer’s Closing Certificate, which matters are reasonably satisfactory to Seller.

(vii) Such other documents as the Title Company may reasonably require to effect Closing on the purchase and sale of the Property, on terms and conditions reasonably acceptable to Buyer, including, but not limited to, such documents that apply to Buyer as reflected on Schedule B-1 to the Title Commitment.

(viii) Such documents as may be reasonably required to permit Buyer to take title to the Property subject to the lien of the Existing Deed of Trust and the other Existing Financing Documents, on terms and conditions reasonably acceptable to Buyer, including, without limitation, all guaranties that the Existing Lender requires to approve the assumption of the Existing Financing by Buyer consistent with the requirements, terms and conditions of the Existing Financing Documents.

(ix) Such other documents and instruments as may be reasonably required from Buyer to consummate the transaction contemplated by this Agreement with respect to the Property subject to and in conformity with the terms and provisions hereof and on terms and conditions reasonably acceptable to Buyer.

Each of the documents specified in this Section 2.2.2 (“Buyer’s Closing Documents”) shall have been duly executed and, if appropriate, acknowledged by Buyer, and shall be subject to and in conformity with the terms and provisions hereof, and otherwise in form and content reasonably acceptable to both Seller and Buyer (to extent that the form of any such document is not attached to this Agreement).

2.3 Due Diligence; Title Insurance; Existing Financing.

2.3.1 Buyer shall have the right at any time to examine title to, and the operation and condition of, the Property and receive copies of any and all documents relating to title to, or the operation or condition of, the Property, and, subject to the rights of Tenants at the Property, to enter upon, test, study, survey, inspect, and conduct engineering, architectural, environmental, soil, economic and other tests on the Property as Buyer deems necessary or desirable in order to evaluate the Property; provided, however, that Buyer shall (i) give Seller reasonable prior written notice of the time and place of such entry, in order to permit a representative of Seller to accompany Buyer; (ii) use its best efforts not to interfere with the operations of the Property or any Tenant thereof; (iii) restore any damage to the Property or any adjacent property caused by such actions; (iv) not enter into any Tenant’s leased premises or communicate with any Tenant unless accompanied by Seller or a Seller’s representative in each instance; (v) prior to entry onto the Property, furnish Seller with a certificate of general liability and property damage insurance maintained by Buyer with single occurrence coverage of at least $1,000,000 (and aggregate coverage of $2,000,000) and naming Seller and its property manager as additional insureds; and (vi) not conduct any environmental investigations or testing other than a standard “Phase I” investigation, without the prior written approval of Seller in its sole and absolute discretion. Seller shall reasonably cooperate with Buyer (at no cost, liability or expense to Seller) in Buyer’s conducting such due diligence, and Seller hereby grants to Buyer access to the Property to conduct such due diligence subject to the terms and provisions of this Agreement.

2.3.2 Prior to the Effective Date, Seller has delivered to Buyer, and Buyer hereby acknowledges receipt of, the Existing Title Policy and the Survey. Promptly following the Effective Date, (i) Buyer shall order the Title Commitment from the Title Company; and (ii) Buyer may order an update of the Survey from an engineering firm selected by Buyer (the “Buyer’s Survey Update”). On or before the Feasibility Period Expiration Date (the “Title/Survey Objection Date”), Buyer shall advise the Seller by written notice (the “Buyer’s Title Objection Notice”) of any objections that Buyer may have to (1) the title exceptions reflected in the Title Commitment; (2) any matters reflected on the Survey, as updated by the Buyer’s Survey Update, if applicable; and (3) any zoning matters affecting the Property. Any title exceptions reflected in the Title Commitment or matters reflected on the Survey, as updated by the Buyer’s Survey Update, if applicable, or zoning matters affecting the Property, as to which Buyer does not object in the Buyer’s Title Objection Notice shall be included within the meaning of the term “ Permitted Exceptions”. By no later than five (5) Business Days after the Title/Survey Objection Date, Seller shall advise Buyer by written notice (the “Seller’s Title Notice”) as to whether Seller intends to correct the objectionable matters reflected in the Buyer’s Title Objection Notice. Seller shall have no obligation whatsoever to correct any objectionable matters reflected in the Buyer’s Title Objection Notice, subject to Section 2.3.4 below. In the event that Buyer does not receive a Seller’s Title Notice or Seller’s Title Notice does not address any of the objectionable matters raised by Buyer in Buyer’s Title Objection Notice, Seller shall be deemed to have elected not to cure any such objectionable items raised in Buyer’s Title Objection Notice. Any objectionable matters that Seller agrees to correct in its sole and absolute discretion shall be corrected by Seller prior to Closing and the correction of such objectionable matters by Seller shall be a condition precedent to Buyer’s obligations to proceed to Closing hereunder. Notwithstanding the foregoing provision, any objectionable matter(s) that Seller agrees to correct, but is unable to correct prior to Closing, shall not constitute a default on the part of the Seller, but shall simply be a failed condition precedent to the obligation of the Buyer to close hereunder. In addition to (and not in limitation of) Buyer’s other termination rights specified in Section 2.4, if the Seller’s Title Notice reflects that Seller does not intend to correct some or all of the objectionable matters specified in the Buyer’s Title Objection Notice or if Seller is deemed to have elected not to cure such items, Buyer shall have the right, exercisable by written notice to the Seller given on or before the earlier to occur of (i) the fifth (5th) Business Day following Buyer’s receipt of Seller’s Title Notice, or (ii) the tenth (10th) business day following Buyer’s delivery of Buyer’s Title Objection Notice, in the event that Buyer does not receive a Seller’s Title Notice addressing all items raised in Buyer’s Title Objection Notice, to terminate this Agreement. Buyer’s failure to timely respond shall be deemed Buyer’s option to terminate this Agreement. In the event that Buyer elects not to terminate this Agreement and to proceed to Closing hereunder, the matters reflected in Buyer’s Title Objection Notice that Seller elects not to correct (as reflected in the Seller’s Title Notice) shall be deemed “Permitted Exceptions” hereunder.

2.3.3 Issuance of Title Policy. Buyer shall have the right to cause the Title Company to issue to Buyer as soon as practicable after Closing the Title Policy pursuant to the Title Commitment in the amount of the Purchase Price insuring good of record and in fact and marketable fee simple title to the Property.

2.3.4 Satisfaction and Removal of Liens, Monetary Encumbrances and Judgments. Notwithstanding any other provision hereof, on or before Closing (or from proceeds of Closing), Seller shall be obligated at its sole cost and expense to satisfy and release of record: (i) any mechanics’, materialman or similar liens, and any monetary liens evidencing a claim against Seller for the satisfaction of any monetary obligations in a liquidated amount (including any tax and/or judgment liens other than real estate tax liens and assessments which are a lien but not yet billed, or not yet due and payable) for an aggregate liquidated sum of up to $500,000 filed against the Property and affecting title to the Property, and Seller shall convey the Property free and clear of all such liens, encumbrances and judgments; and (ii) all liens securing any financing obtained by Seller, except for the lien of the Existing Deed of Trust and other Existing Financing Documents; provided, however, that nothing contained herein shall obligate the Buyer to proceed to Closing in the event that any such liens, encumbrances or judgments encumber the Property on the Closing Date (regardless of whether Seller is obligated to remove the same as provided in this Section 2.3.4).

2.3.5. Existing Financing.

2.3.5.1 The Property is currently encumbered by and subject to the lien of an existing deed of trust securing a loan previously advanced by Secore Financial Corporation (the “Existing Deed of Trust”), with the Existing Deed of Trust being in the original principal amount of Eighteen Million Six Hundred Fifty Thousand Dollars ($18,650,000.00), with a current outstanding principal balance of approximately Eighteen Million Thirty Six Thousand Five Hundred Fifty Five and 36/100 Dollars ($18,036,555.36) (the “Existing Financing”), which Existing Financing is currently held by Wells Fargo Bank Minnesota, NA, as Trustee (the “Existing Lender”). The Existing Financing is evidenced by a promissory note dated November 21, 2000 in the original face amount of Eighteen Million Six Hundred Fifty Thousand Dollars ($18,650,000.00), bearing interest at the rate of eight and 03/100 percent (8.03%) per annum, payable in monthly installments of principal and interest in the amount of One Hundred Thirty Seven Thousand Two Hundred Thirty Seven Dollars and Thirty Three Cents ($137,237.33) (the “Existing Note”). The Existing Lender is the current holder of the Existing Note and the beneficiary of the Existing Deed of Trust. A list of all of the documents evidencing and securing the Existing Financing (collectively, the “Existing Financing Documents”) is attached hereto as Exhibit Q.

2.3.5.2 Subject to the terms and conditions of this Agreement, at Closing, Buyer shall take title to the Property, with the Property remaining subject to the lien of the Existing Deed of Trust and the terms and conditions of the other Existing

Financing Documents. During the period from the Effective Date and until Closing hereunder, Seller and Buyer shall use diligent, commercially reasonable, good faith efforts to obtain the approval of the Existing Lender to the transactions contemplated by this Agreement and a written release executed by the Existing Lender of all obligations of Kenneth A. Huntsman, C. Michael Armstrong, William O. Grabe, and Mark C. Matan under or in connection with the Existing Financing in form and content reasonably acceptable to each of them (the “Existing Financing Release”). The obligations of the Seller to proceed to Closing hereunder shall be conditioned upon the Seller receiving at Closing the Existing Financing Release.

2.3.5.3 Seller covenants, agrees and warrants to the Buyer as follows with respect to the Existing Financing: (i) the list of the Existing Financing Documents attached hereto as Exhibit Q constitutes all of the documents or instruments evidencing or securing the Existing Financing, there being no amendments or modifications thereto except as noted on Exhibit Q hereto; (ii) if not previously delivered, within five (5) Business Days after the Effective Date hereof, Seller shall deliver to Buyer, true, correct and complete copies of each the Existing Financing Documents listed on Exhibit Q hereto; and (iii) Seller shall until Closing (A) fully and timely perform its payment and other material obligations under the Existing Financing Documents; (B) not make any voluntary principal prepayments of the Existing Note (i.e., no principal payments greater than those mandatory principal payments presently required by the terms of the Existing Note); and (C) not join in or consent to any modifications of the Existing Financing Documents without Buyer’s prior written consent thereto in each instance which consent may be granted or withheld in Buyer’s reasonable discretion.

2.3.5.4 The obligations of the Buyer to proceed to Closing hereunder shall be conditioned upon Buyer receiving at Closing evidence that Seller has paid the mortgage payment due and payable for the month in which Closing occurs and a statement (which may be included as a part of any loan assignment and/or assumption agreement) from the Existing Lender (the “Existing Lender Statement”), dated no more than ten (10) Business Days prior to Closing, setting forth the following with respect to the Existing Financing: (i) the outstanding principal balance of the Existing Note; (ii) the interest rate payable on the Existing Note and the latest date to which interest has been paid thereon; (iii) the current balance of the escrow accounts for real property taxes and insurance premiums, the current balance of the replacement reserves, the current balance of the tenant improvement and/or leasing commission reserves, and any other reserve or escrow accounts required to be maintained pursuant to the terms of the Existing Financing Documents (collectively the “Existing Lender Escrows”); and (iv) the amount of the required monthly payment to each such escrow or reserve and the latest date to which such payments have been made. Seller agrees to reasonably cooperate with Buyer, at no cost to Seller (other than its own legal fees), in obtaining the Existing Lender Statement and otherwise causing the Existing Lender to permit the Buyer to take title to the Property at Closing, with the Property remaining subject to the lien of the Existing Deed of Trust. Buyer shall pay the costs associated with the assumption of the Existing Financing as and when required, including, without limitation, all assumption fees, application fees, non-refundable deposit fees or retainers, and all other charges required to be paid to the Existing Lender and all of the Existing Lender’s legal fees and other consultant fees, which obligations shall survive Closing or other termination of this Agreement.

     2.4 Termination Prior to Feasibility Period Expiration Date. Buyer shall have the right, in its sole and absolute discretion, to either proceed to Closing hereunder in accordance with the terms hereof following the Feasibility Period Expiration Date or to terminate this Agreement on or before the Feasibility Period Expiration Date. In the event that Buyer has not given Seller written notice that Buyer intends to proceed under this Agreement following the Feasibility Period Expiration Date on or before 5:00 p.m., Eastern Standard Time (the “Notice to Proceed”), on the Feasibility Period Expiration Date, Buyer shall be deemed to have terminated this Agreement, in which event, the Parties shall have no further liabilities or obligations hereunder, except for such liabilities and obligations that expressly survive the termination of this Agreement, and the Deposit, together with all accrued interest thereon, shall be refunded in full to Buyer by Escrow Agent. In the event that Buyer timely issues the Notice to Proceed to Seller in conformity with this Section 2.4, Buyer and Seller shall proceed to Closing under this Agreement subject to and upon the terms and conditions hereof, and the Deposit shall be non-refundable except in the event of a failed condition precedent to Buyer’s obligations to close hereunder or in the event of a default hereunder by the Seller, which continues beyond the expiration of any applicable notice or cure period.

2.5 Prorations and Credits.

2.5.1 Prorated Items. The following items (on an accrual basis) shall be prorated between Seller and Buyer with respect to the Property as of 12:00:01 a.m., local time, on the Closing Date:

2.5.1.1 Rents. Rents and other fixed periodic payments under each Lease. No proration shall be made of any such rents or other payments that have not been actually received from Tenants as of the Closing Date.

2.5.1.2 Taxes. All real estate taxes and assessments, general and special (including, without limitation, the current year’s installment of any bond assessments) and all personal property taxes with respect to the Property.

2.5.1.3 Operating Expenses. For purposes hereof, “Operating Expenses” shall mean all costs, expenses, charges and fees relating to the ownership, management, operation, maintenance and repair of the Property, including, without limitation, all assessments and charges imposed with respect to the Property pursuant to any declaration of covenants, conditions and restrictions, water and sewer charges, public telephone and other public utilities, common area maintenance and utility charges, vault charges, personal property taxes, and periodic charges payable under the Service Contracts, but not including any costs, expenses, charges or fees that are the direct responsibility of a Tenant under a Lease. All Operating Expenses shall be prorated between Seller and Buyer as of the Closing Date based on the actual number of days in the month during which the Closing Date occurs for monthly expenses, and based on a 365-day year for annual expenses. Seller shall be responsible for all Operating Expenses attributable to the period before the Closing Date and Buyer shall be responsible for all Operating Expenses attributable to the period on and after the Closing Date. To the extent commercially reasonable and practicable, Seller and Buyer shall obtain billings and meter readings as of the Business Day preceding the Closing Date to aid in the proration of charges for gas, electricity and other utility services that are not the direct responsibility of Tenants. If billings or meter readings as of the Business Day preceding the Closing Date are obtained, adjustments of any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings. If billings or meter readings as of the Business Day preceding the Closing Date are not available for any utility service, the charges therefor shall be adjusted at the Closing on the basis of the per diem charges for the most recent prior period for which bills were issued.

2.5.1.4 Other Revenue and Expenses. All other recurring operating receipts, recurring revenues and recurring expenses or charges attributable to the Property, including (without limitation) recurring charges under each of the Service Contracts, electric utility charges paid by Tenants of the Property to the Seller, utility expenses, water and sewer rents, or similar charges or fees, inventories of supplies and fuel oil and gas (if applicable), and accrued but unpaid interest on the Existing Financing, but excluding insurance premiums. The Seller’s insurance with respect to the Property shall terminate as of Closing and shall not be assigned to Buyer.

2.5.2 Credits. At Closing, and to the extent not held by the Existing Lender, Seller shall deliver and/or assign to Buyer, or make appropriate adjustments for, all unapplied Tenant security deposits and the like, together with contractual interest (if any) owed to Tenants, held by Seller. To the extent that any Tenant security deposits are in the form of letters of credit, and to the extent that the beneficiary under such letters of credit is the Seller (and not the Existing Lender), then, at Closing (i) Seller shall execute and deliver to Buyer any assignments or documents, without warranty or representation, necessary to assign and transfer such letters of credit (and any amendments thereto) to Buyer, and (ii) Seller and Buyer shall split equally any fees charged or to be charged by the issuing banks in order to assign and transfer such letters of credit to Buyer. Following Closing, Seller shall cooperate with Buyer and the said issuing banks to effectuate the assignment and transfer of such letters of credit (and any amendments thereto) to Buyer. Pursuant to the Closing Indemnity Agreement, Buyer shall indemnify, defend and save harmless Seller from and against any claims relating to the Buyer’s application or holding of such deposits and interest, which the Buyer has received or for which an adjustment has been made at Closing, from and after Closing, but the Buyer shall not indemnify the Seller for any amount in excess of the sums so delivered or the amount of such adjustment. Pursuant to the Closing Indemnity Agreement, Seller shall indemnify, defend and save harmless Buyer from and against any claims relating to the application or holding of such deposits and interest by Seller prior to Closing or for any claims for deposits that are not delivered to Buyer or for which an adjustment is not made in favor of the Buyer at Closing.

2.5.3 Determination of Prorations and Credits. The prorations and credits provided for in this Section 2.5 shall be effected through Escrow, based upon:

(i) In the case of real estate taxes and assessments, the most recent available tax bill for the Real Property.

(ii) In the case of all other prorations and credits, a proration statement which Buyer and Seller shall jointly prepare and deliver to Escrow Agent on or before the Closing Date.

After taking all such prorations and credits into account, the net amount owing to Seller or Buyer (as the case may be) shall be added to or deducted from the proceeds of the Purchase Price payable to Seller at Closing.

2.5.4 Utility Deposits. At Closing, Seller shall be entitled to the refund and retention of all utility deposits and all interest accrued thereon. If any of the utility deposits is not refundable to Seller without replacement by Buyer, then Buyer shall deliver the requisite replacement utility deposit to the utility company on or before the Closing Date.

2.5.5 Closing Escrow. At Closing, (1) all operating adjustments between Buyer and Seller provided for pursuant to the terms of this Agreement shall be made on the basis of estimates (except as otherwise set forth above in 2.5.3) using the most current information available as of the Closing Date; and (2) a suitable escrow (the “Closing Escrow”), the amount and terms of which shall be reasonably satisfactory to Buyer and Seller, shall be established by Seller and held by the Escrow Agent to provide for payment of utility charges, operating expenses, contract liabilities accrued, and/or work on the Property contracted for by or on behalf of Seller, that are due and payable by Seller pursuant to the terms of this Agreement, but for which final bills are not available at Closing. Buyer and Seller agree that within sixty (60) days after the completion of Closing hereunder, Buyer and Seller shall make a final settlement of all operating adjustments to be made pursuant to the terms of this Agreement, and following such final settlement of Closing adjustments, any sums remaining in the Closing Escrow shall be paid by Escrow Agent to Seller.

2.5.6. Tenant Related Expenses. With respect to all leasing or tenant-related expenses at the Property, and provided that Closing occurs, Seller and Buyer intend that, from and after the Effective Date, Buyer shall solely be responsible for such costs (including, without limitation, brokerage commissions and tenant improvements), provided that such expenses were not due and owing before the Effective Date. Buyer shall provide Seller with a credit at Closing for any such post-Effective Date expenses that are actually paid by Seller. Notwithstanding the foregoing provisions to the contrary, (i) Seller shall be responsible for the leasing and tenant-related expenses to be paid by Seller (if any) as provided on Exhibit T attached hereto and made a part hereof, which shall be paid or accounted for at Closing; and (ii) Buyer shall be responsible for the leasing and tenant-related expenses to be paid by the Buyer (if any) as provided on Exhibit T, which shall be paid or accounted for at Closing.

2.6 Closing Costs.

2.6.1 Allocation of Closing Costs. Closing costs shall be allocated between Buyer and Seller as follows:

(i)	Seller shall pay:

(A) One-half (1/2) of the fees and expenses of Escrow Agent for administering Escrow;

(B) The commission due to Broker on the Closing of the Property, in accordance with a separate written agreement between Seller and Broker;

(C) All costs to satisfy and release of record all liens, monetary encumbrances and judgments affecting title to the Property to convey the Property to Buyer free and clear thereof, except for the lien of the Existing Deed of Trust and the other Existing Financing Documents, and subject to the conditions and limitations set forth in Section 2.3.4;

(D) All legal fees and consulting fees, if any, incurred by the Seller in connection with the transactions contemplated by this Agreement; and

(E) All of the grantor taxes based on the Purchase Price and payable in connection with the recording of the Deed for the Property.

(ii)	Buyer shall pay:

(A) All costs associated with the issuance of the Title Commitment and the Title Policy, and the cost of acquiring the Buyer’s Survey Update (if acquired by Buyer);

(B) One-half (1/2) of the fees and expenses of Escrow Agent for administering Escrow;

(C) All fees, charges and expenses related to (1) Buyer’s financing (if any) for the purchase of the Property; and (2) the assumption of the Existing Financing (other than the legal fees of the Seller);

(D) All of the fees and costs (other than legal fees of Seller) specified in Section 2.3.5 relating to Buyer’s purchase of the Property, with the Property remaining subject to the lien of the Existing Deed of Trust and the other Existing Financing Documents;

(E) All costs incurred in connection with Buyer’s review of the Existing Title Policy, Survey, and Property Document Deliveries, and with Buyer’s due diligence investigations of the Property;

(F) All legal and consulting fees, if any, incurred by Buyer in connection with the transaction contemplated by this Agreement;

(G) All of the State and local grantee taxes and recording charges based on the Purchase Price and payable in connection with the recording of the Deed for the Property; and

(H) All the State and local transfer taxes and recordation taxes (including, without limitation, the grantor taxes and the grantee taxes, if applicable) and recording charges payable in connection with the recording of any financing documents for Buyer’s financing (if any) for the purchase of the Property.

2.6.2 Preliminary Closing Statement. At least three (3) Business Days prior to the Closing Date, Escrow Agent shall prepare and submit to Buyer and Seller preliminary Closing statements, showing the Parties’ respective amounts of Closing costs, the Deposit, the net credit due to Seller or Buyer under Section 2.5 and the net amount of funds required to be deposited by Buyer in order to effect Closing hereunder.

2.7 Closing.

2.7.1 Time and Place. Closing shall take place at the Escrow Agent’s offices (or at another location in the Washington, D.C. metropolitan area mutually agreed upon by Buyer and Seller) on or before the Closing Date, provided that all of the conditions specified in Section 2.7.2 and Sections 3.3 and 3.4 are satisfied. If Escrow Agent is unable to close Escrow by the Closing Date in compliance with Section 2.7.2, Escrow Agent shall hold Escrow open and effect Closing as soon as it is able to do so in compliance with such provision, unless Escrow Agent receives written demand from either Buyer or Seller for cancellation of Escrow (in which event, Escrow Agent shall proceed in accordance with Section 2.8). Neither Party shall be required to attend Closing in person.

2.7.2 Closing Instructions. On the Closing Date, as soon as:

(i) Seller has delivered into Escrow Seller’s Closing Documents, and Buyer has approved Seller’s Closing Documents as satisfying the requirements of this Agreement; and

(ii) Buyer has delivered into Escrow the funds required to effect Closing hereunder, as reflected on the final closing statement that has been approved by the Parties, and Buyer’s Closing Documents, and Seller has approved Buyer’s Closing Documents as satisfying the requirements of this Agreement;

     Escrow Agent shall close Escrow by:

(iii) Disbursing the funds in Escrow as follows and otherwise in accordance with the final approved closing statement:

(A) To Seller by wire transfer of immediately available federal funds, the net proceeds payable to Seller pursuant the final approved closing statement; and

(B) To Buyer, any funds remaining in Escrow after the foregoing disbursement to Seller and payment of all of the Closing costs; and

(iv) Causing the Title Company to record the Deed;

(v) Delivering to Buyer the Originals (if and to the extent deposited with Escrow Agent) and the rest of Seller’s Closing Documents; and

(vi) Delivering to Seller the Buyer’s Closing Documents, together with a copy of the Deed as recorded, showing the recording data thereon; and

(vii) Delivering to Buyer the executed Title Policy for the Property (or marked up Title Commitment in a form so that such document constitutes owner’s title insurance policy binding upon the Title Company for the benefit of Buyer for the Property).

Nothing set forth in this Section 2.7.2 shall negate or modify the obligations of the Parties and the Title Company to conduct the Closing as a “New York-style” closing, subject to and in conformity with the terms and conditions of this Agreement.

     2.8 Cancellation of Escrow Without Closing. After the Closing Date, if Closing has still not occurred, upon receiving a written demand from either Party for cancellation of Escrow, Escrow Agent shall promptly deliver a copy of such demand to the other Party and shall then proceed as follows:

(i) If, by close of business on the fifth (5th) Business Day after Escrow Agent gives the other Party a copy of such demand for cancellation, Escrow Agent has not received from such other Party written instructions which conflict in any way with such demand, Escrow Agent shall cancel Escrow, disburse the Deposit as directed in such demand and return every other item deposited in Escrow to the Party which deposited the same; or

(ii) If, by close of business on the fifth (5th) Business Day after Escrow Agent gives the other Party a copy of such demand for cancellation, Escrow Agent has received conflicting written instructions from such other Party, Escrow Agent shall take no further actions with respect to Escrow (other than to continue to invest and reinvest the Deposit as provided in Section 2.1.1) except (A) in accordance with joint written instructions of Seller and Buyer, or (B) upon advice of Escrow Agent’s legal counsel, in accordance with a certified copy of the order or judgment of any court; provided, however, that if Seller and Buyer have not provided Escrow Agent with joint written instructions as to the disposition of Escrow (and all items deposited therein) within 60 days after Escrow Agent’s receipt of such demand for cancellation, Escrow Agent shall have the right (at any time thereafter) to commence an action in interpleader in the Circuit Court for Montgomery County, Maryland against the Seller and Buyer and, in connection therewith, to deposit all funds and other items held in Escrow with the court hearing such action, whereupon Escrow Agent shall be relieved of all further obligations and duties with respect to Escrow.

Buyer and Seller shall share equally, and Buyer and Seller, jointly, shall hold harmless and indemnify Escrow Agent from and against, any costs and expenses incurred by it in connection with any interpleader action commenced pursuant to clause (ii) above, not to exceed a total of $5,000.00 in the aggregate. Upon cancellation of Escrow, either pursuant to this Section or other joint written instructions of Seller and Buyer, Seller and Buyer shall each pay one-half of Escrow Agent’s reasonable and customary cancellation fees. All notices and other communications by Escrow Agent under this Section 2.8 shall be given and delivered in accordance with Section 3.12.

     2.9 Supplemental Escrow Agreement. Buyer and Seller shall execute such supplemental escrow instructions or supplemental escrow agreement as Escrow Agent may reasonably request, provided the provisions of such supplemental instructions or agreement do not materially conflict with the provisions of this Agreement. In the event of any conflict between this Agreement and such supplemental instructions, the supplemental instructions shall control.

ARTICLE 3
FURTHER AGREEMENTS BETWEEN BUYER AND SELLER
(OF NO CONCERN TO ESCROW AGENT
EXCEPT AS EXPRESSLY REFERENCED IN ARTICLES 1 OR 2)

3.1 Items to be Delivered Outside of Escrow.

3.1.1 Property Document Deliveries. Prior to the Effective Date, Seller has either delivered to Buyer, or made available to Buyer at the Seller’s business/management offices located in Frederick and Germantown, Maryland, each of the items generally specified in the schedule of documents (“Property Document Deliveries”) attached hereto as Exhibit L, to the extent such items exist and are within Seller’s possession. Buyer hereby acknowledges that it has already received the Property Document Deliveries.

3.1.2 Return of Documents; Copies of Buyer Reports. If this Agreement terminates without Closing for any reason, Buyer shall promptly return to the Seller each item provided pursuant to this Section 3.1 and shall diligently undertake either to have delivered to the Seller or destroyed every copy, digest or summary made of any such item so delivered by the Seller. In addition, if this Agreement terminates without Closing for reasons other than default by Seller, Buyer shall deliver to the Seller copies of all feasibility reports and studies, to the extent that the same are in Buyer’s possession or control, that have been prepared by Buyer’s third party professional consultants regarding the Property. The obligation of Buyer set forth in this Section 3.1.2 shall survive the termination of this Agreement.

3.2 Warranties, Representations and Covenants.

3.2.1 By Seller. Seller hereby warrants, represents and/or covenants to Buyer as follows (the representations and warranties of Seller that are set forth in this Section 3.2.1 being referred to herein collectively as the “Property Representations”):

     (i) Seller is a limited liability company validly existing and in good standing under the laws of the state of its formation. Seller has full authority, right and power to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Seller has full authority, right and power to enter into this Agreement and has caused this Agreement to be duly executed and delivered to Buyer by an individual who is duly authorized and empowered to do so. This Agreement and the Seller’s Closing Documents will constitute valid and legally binding obligations of Seller, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies, and (ii) bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect generally relating to or affecting creditors’ rights.

     (ii) Seller has obtained all government or third-party consents and approvals, except for the consent of the Existing Lender, necessary for the execution and delivery of this Agreement by Seller to make this Agreement binding upon Seller and to permit consummation of the transactions contemplated herein in accordance with the terms of this Agreement. The execution and performance of this Agreement by Seller does not and will not violate, and are not restricted by, the terms of any other contract or instrument to which Seller is a party, except for the Existing Financing Documents, or any Law by which Seller and/or the Property is bound.

     (iii) Within the twelve (12) month period prior to the Effective Date hereof, Seller has not received any written notice from any government authority, agency, officer or insurance company that the current condition, occupancy or use of the Property is not in material compliance with applicable Law or that any condition or situation exists which requires work to be done to cure a noted violation with respect to the Property, except for failures to comply (if any) which have been remedied or will be remedied on or before the Closing Date at the sole cost and expense of Seller, subject to the conditions and limitations set forth in Section 3.3.4. Seller shall promptly provide Buyer with copies of any such written notice received by Seller prior to the Closing Date.

     (iv) Exhibit D is a rent roll which identifies for the Property, each existing Lease, indicating security and other deposits. To Seller’s Actual Knowledge, but upon commercially reasonable investigation and inquiry by Seller, Exhibit D is true, accurate and complete as of the date of said rent roll. To Seller’s Actual Knowledge, (i) no material default or breach exists under any Lease on the part of Seller, as landlord, and no event has occurred or has failed to occur which, with the passage of time, or the giving of notice, or both, would constitute a default on the part of Seller under any of the Leases; and (ii) no monetary default exists under any Lease on the part of a Tenant, except as otherwise listed on the Aged Delinquencies Report attached hereto as Exhibit S. To Seller’s Actual Knowledge, but upon commercially reasonable investigation and inquiry by Seller, (i) Seller has not received written notice of any material default by Seller, as landlord, under any of the Leases that has not been cured; and (ii) Seller has not made any commitment to any Tenants to provide any benefits, services, facilities, or amenities, or to perform repairs or renovations not specified in the Leases with such Tenants. Except as shown on the Rent Roll, no Tenant at the Property has paid any rent in advance except for the then-current month. Except as provided in Exhibit D or as reflected in the Leases, no Tenant of the Property has received or is entitled to any rebate, concession, “free rent”, abated rent (in the nature of an incentive), or other benefit. Seller shall not execute new leases with any new tenant with respect to any vacant space at the Property except in accordance with the provisions of Section 3.2.1(xvii) hereof. Seller shall update the rent roll for the Property on a monthly basis and shall promptly provide a copy of such updates to Buyer for each month after the Effective Date until Closing.

     (v) Exhibit G correctly identifies each existing Service Contract in effect on the Effective Date and that may be in effect on the Closing Date for the Property and except as disclosed on Exhibit G, and except for utilities, no other service contract or management, service, leasing, employment or supply commitments or contracts of any kind or description are in existence with respect to the Property (or will be in existence with respect to the Property on the Closing Date). The Service Contracts available for review by Buyer are true and correct copies of the actual Service Contracts in Seller’s possession and, to Seller’s Actual Knowledge, are the complete written documentation of all of the agreements between Seller and third party vendors, with respect to the Property.

     (vi) Within the twelve (12) month period prior to the Effective Date, Seller has not received (i) any written notice from any governmental agency having jurisdiction that the Real Property (including land, surface and subsurface soil, surface water, ground water and improvements) or any part thereof is not presently in compliance in any material respect with any applicable Environmental Laws, except as reflected in the Environmental Reports for the Property or in the Buyer’s environmental reports for the Property to be delivered to Seller following the Effective Date hereof; and (ii) any written notice from any adjoining property owners that its respective real property (including land, surface and subsurface soil, surface water, ground water and improvements) or any part thereof is not presently in compliance in any material respect with any applicable Environmental Laws, except as reflected in the Environmental Report(s) for the Property or in the Buyer’s environmental reports for the Property to be delivered to Seller following the Effective Date hereof. Seller has no Actual Knowledge of any adverse environmental conditions existing on the Property as of the Effective Date, except for those conditions reflected in the applicable Environmental Reports for the Property and except for those conditions reflected in Buyer’s environmental reports to be delivered to Seller following the Effective Date hereof.

     (vii) There are no lawsuits, governmental proceedings, notices of action required to be taken, judgments, causes of action or special assessments, pending or, to Seller’s Actual Knowledge, threatened, against Seller, whose outcome could adversely affect the operation of the Property (including, without limitation, actions for condemnation). There are no bankruptcy, insolvency, rearrangement or similar actions or proceedings, whether voluntary or involuntary, pending or, to the Seller’s Actual Knowledge, threatened, against Seller

     (viii) Except as disclosed in the Existing Title Policy and/or in the Title Commitment and/or in the Leases and/or in the Existing Financing Documents, (i) Seller has not entered into any agreement granting or creating any option or other right to acquire any legal or beneficial ownership interest in the Property or any part thereof; and (ii) no person or entity has a legal or beneficial ownership interest in, or has an option to acquire any legal or beneficial ownership interest in, the Property or any part thereof, the basis for which arises out of an event or circumstance that occurred during Seller’s period of ownership of the Property and that is not of record among the appropriate land records as of the Effective Date.

     (ix) Except for Broker, Seller has not engaged or dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.

     (x) All bills, accounts, invoices and/or claims for labor performed and services and materials furnished to or for the benefit of the Property prior to the Closing Date, including all utility bills, have been or will be paid in full (or for any such unpaid items an escrow shall be established at Closing); and there are no mechanic’s liens or materialman’s liens filed or, to Seller’s Actual Knowledge, threatened, or past due utility bills on or affecting the Property.

     (xi) All items of personal property, if any, which are included in the Property and listed on Exhibit C are owned by Seller and shall be owned by Seller on the Closing Date, free and clear of all liens, debts, charges, and encumbrances of every nature, kind, and description, except for the lien securing the Existing Financing, and subject to the replacement rights relating to such personal property as are set forth herein.

     (xii) To Seller’s Actual Knowledge, Seller holds, and is in compliance in all material respects with, the Permits.

     (xiii) Seller has no employees for or with respect to the Property and all employees providing services to or for the benefit of the Property are employees of Seller’s property management company.

     (xiv) Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended to date (the “Code”), and the transaction contemplated hereby does not constitute a disposition of a U.S. real property interest by a foreign person.

     (xv) During the period from the Effective Date to the Closing Date, Seller shall:

          (A) Maintain the Property in its present condition and state of repair and maintenance (subject to casualty damage and to normal wear and tear and damages by the elements);

          (B) Subject to the terms of Section 3.2.1(xvii) below, continue implementation of its leasing program for space in the Improvements, and use commercially reasonable efforts to preserve relations with each Tenant;

          (C) Take commercially reasonable measures consistent with Seller’s past practices to preserve and enforce all of its rights and remedies with respect to the Property and the Leases, the Service Contracts and the Permits;

          (D) Not mortgage or subject to a lien or other encumbrance of the Property; and

          (E) Not sell or transfer the Property.

     (xvi) During the period from the Effective Date to the Closing Date, Seller shall comply in all material respects with the terms and conditions of the Service Contracts and other agreements pertaining to the operation, management, leasing, and maintenance of the Property. Without the prior written consent of Buyer in each case, which consent will not be unreasonably withheld, delayed or conditioned, Seller shall not at any point during the period from the Effective Date to the Closing Date (i) enter into any new contracts concerning the operation, management, leasing or maintenance of the Property or services thereto which are not cancelable without premium or penalty on thirty (30) days’ notice, or (ii) make or contract for any maintenance item or capital repair exceeding a cost of $10,000.00, except in the event of an emergency (in which event, Seller shall provide Buyer with prompt notice of any emergency), unless the same is paid for in full before or at Closing. Seller shall not modify or terminate a Service Contract other than in a manner consistent with the following restrictions: After the Effective Date, Seller may not modify or terminate any Service Contract without Buyer’s prior written consent, which Buyer shall not unreasonably withhold or delay or condition. No approval by Buyer shall be required for any Service Contract entered into by Seller prior to Closing to the extent the same will be fully performed and paid for by Seller before Closing.

     (xvii) From and after the Effective Date, Seller shall not enter into any new lease or commitment to lease with respect to any portion of the Property exceeding 5,000 square feet, without Buyer’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned, and with respect to any new lease or commitment to lease any portion of the Property equal to or less than 5,000 square feet, which does not require the approval of Buyer, such leases or commitments to lease shall be at customary market rates and on customary terms and conditions. All leases referenced in Exhibit D and any new lease or amendment entered into from and after the Effective Date conforming to the terms of this Section 3.2.1(xvii) or with Buyer’s prior written consent shall be deemed included within the term “ Leases” as used herein and the tenants under any such new leases and/or amendments shall be deemed included within the term “ Tenants” as used herein. Seller shall comply with the terms and conditions of the Leases in effect.

     (xviii) Each of the representations and warranties given and covenants undertaken by Seller in Section 2.3.5 above with respect to the Existing Financing are incorporated into this Section 3.2.1(xviii) by this reference. Seller shall keep the Existing Financing current at all times until Closing. Seller will not further encumber the Property, grant any easements or rights-of-way with respect to the Property or in any way affect or alter the title to the Property, and shall not engage in any activity or effect any transaction with respect to the Property, including, but not limited to, the disposal of any items of personal property or fixtures which are attached to the realty and are part of the Property, which is outside the normal and ordinary course of business of the Property, without the Buyer’s prior written consent, which consent may be withheld in Buyer’s reasonable discretion. After the Effective Date hereof, Seller shall not remove any fixtures, equipment, furnishings, and other personalty from the Improvements without replacing them with items of like kind and quality.

     (xix) During the period from the Effective Date to the Closing Date, Seller shall provide Buyer, its agents, consultants, accountants and counsel upon reasonable prior notice, (A) access at all reasonable times to all of Seller’s contracts, books and records and other documents relating to the acquisition, construction, occupancy, operation, leasing, maintenance and repair of the Property (including, without limitation, such records maintained by or otherwise in the possession of Seller’s property manager, but excluding any appraisals, budgets, internal valuations or attorney-client privileged materials), with the right to make photocopies thereof at Buyer’s expense, (B) subject to the foregoing exclusions, access to all such other information regarding the Property and in Seller’s possession (including copies of such contracts, books and records and other documents) as Buyer may reasonably request, and (C) subject to the rights of the Tenants to the quiet enjoyment and exclusive possession of their leased premises, access to the Property at all reasonable times for purposes of conducting (at Buyer’s expense and liability) any examinations, surveys and tests as

Buyer may reasonably require pursuant to the terms of this Agreement.

     (xx) Seller shall promptly furnish to Buyer copies of any and all written notices that Seller receives from federal, state or local governmental authorities having jurisdiction over the Property, any Board of Fire Underwriters and from any other body having jurisdiction with respect to the use and occupancy or physical condition of the Property.

     (xxi) Seller shall deliver to Buyer the following additional materials from time to time while this Agreement is in effect promptly upon the receipt thereof by Seller: (a) copies of any notices of violation of law received by Seller that are issued with respect to the Property; (b) copies of any additional Service Contracts or amendments to the Service Contracts; and (c) any assessment or reassessment notices received for the Property.

     (xxii) During the period from the Effective Date to the Closing Date, Seller shall maintain in force any currently existing policy or policies of fire and extended coverage, hazard insurance and a liability insurance policy with respect to the Property in an amount not less than is presently in force. Seller has not received any written notice from the Existing Lender indicating that the currently existing insurance policy or policies for the Property do not comply with the insurance requirements of the Existing Lender.

     (xxiii) During the period from the Effective Date to the Closing Date, Seller shall not knowingly commit any act or fail to take any required action, other than as required or permitted hereunder, which would result in any of the warranties or representations contained in this Section not being materially true or correct as of Closing.

     (xxiv) At Closing, Seller shall remake and rewarrant to Buyer each of the representations and warranties given by Seller pursuant to the terms of this Section 3.2.1 (subject to any modifications thereof made pursuant to Section 3.2.3) pursuant to Seller’s Closing Certificate.

3.2.2 By Buyer. Buyer hereby warrants, represents and covenants to Seller that:

     (i) Buyer is a limited partnership validly existing and in good standing under the laws of Delaware; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has duly authorized this Agreement by all appropriate action; and has caused this Agreement to be duly executed and delivered to Seller by an individual who is duly authorized and empowered to do so. This Agreement and the Buyer’s Closing Documents will constitute valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies, and (ii) bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect generally relating to or affecting creditors’ rights. There are no bankruptcy, insolvency, rearrangement or similar actions or proceedings, whether voluntary or involuntary, pending or, to the Buyer’s Actual Knowledge, threatened, against the Buyer.

     (ii) To Buyer’s Knowledge, no government or other third-party approvals or consents are required for the execution and delivery of, or performance of its obligations under, this Agreement by the Buyer. The execution and performance of this Agreement by the Buyer do not and will not violate, and are not restricted by, any the terms of any other contract or instrument to which any of the Buyer is a party or any Law by which any of the Buyer is otherwise bound.

     (iii) To Buyer’s Knowledge, there are no lawsuits pending and served against the Buyer or threatened against the Buyer whose outcome could adversely affect the ability of the Buyer to purchase the Property under this Agreement.

     (iv) The Buyer has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

     (v) EXCEPT FOR THE WARRANTIES, REPRESENTATIONS, COVENANTS AND INDEMNITIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SELLER’S CLOSING DOCUMENTS, (1) BUYER’S PURCHASE OF THE PROPERTY HEREUNDER WILL BE “AS-IS, WHERE-IS, WITH ALL FAULTS”, AND (2) BUYER WILL BE CONCLUDING THE PURCHASE OF THE PROPERTY HEREUNDER BASED SOLELY ON ITS OWN INSPECTION AND INVESTIGATION OF THE PROPERTY AND ON ALL DOCUMENTS RELATED THERETO. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SELLER’S CLOSING DOCUMENTS, SELLER HAS NOT MADE ANY REPRESENTATIONS, WARRANTIES OR INDEMNITIES ON WHICH BUYER IS RELYING AS TO ANY MATTERS CONCERNING THE PROPERTY. FURTHER, TO THE EXTENT THAT SELLER OR ANY OF ITS AGENTS OR CONSULTANTS HAS PROVIDED TO BUYER ANY ENVIRONMENTAL REPORT OR ANY INFORMATION FROM ANY OTHER INSPECTION, ENGINEERING OR ENVIRONMENTAL REPORTS CONCERNING ASBESTOS, RADON OR ANY HAZARDOUS SUBSTANCE, NO REPRESENTATIONS, WARRANTIES OR INDEMNITIES ARE MADE BY SELLER WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENTS OF SUCH REPORTS.

     AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE PROPERTY, BUYER HEREBY WAIVES AND RELEASES SELLER (AND ITS RESPECTIVE PARTNERS, MEMBERS, MANAGERS, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) FROM, ANY AND ALL CLAIMS (OTHER THAN THOSE RELATING TO BREACH OF WARRANTIES, REPRESENTATIONS OR COVENANTS BY SELLER OR FOR INDEMNITIES OF SELLER SET FORTH IN THIS AGREEMENT OR IN THE SELLER’S CLOSING DOCUMENTS) THAT ARE BASED DIRECTLY OR INDIRECTLY ON, ARISE FROM OR IN CONNECTION WITH, OR ARE RELATED

TO: (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS SUBSTANCES AT THE PROPERTY, (B) ANY AND ALL STATEMENTS, REPRESENTATIONS, WARRANTIES, DETERMINATIONS, CONCLUSIONS, ASSESSMENTS, ASSERTIONS OR ANY OTHER INFORMATION CONTAINED IN ANY OF THE PROPERTY DOCUMENT DELIVERIES, OR (C) ANY DEFECT, INACCURACY OR INADEQUACY IN TITLE OF THE PROPERTY, LEGAL DESCRIPTION OF THE PROPERTY, COVENANTS, RESTRICTIONS, ENCUMBRANCES OR ENCROACHMENTS WHICH AFFECT THE PROPERTY.

BUYER HEREBY ACKNOWLEDGES AND AGREES THAT (i) BUYER MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW (OR AS OF THE CLOSING) KNOWN OR BELIEVED TO BE TRUE REGARDING THE PROPERTY AND/OR PROPERTY INFORMATION, AND (ii) UPON CLOSING, THE BUYER’S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE SELLER, SUBJECT TO AND UPON THE TERMS AND PROVISIONS SET FORTH HEREIN, SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS; PROVIDED THAT SUCH DIFFERENT OR ADDITIONAL FACTS WERE NOT INTENTIONALLY OR FRAUDULENTLY CONCEALED BY SELLER.

3.2.3 Changes in Representations and Warranties. From and after full execution hereof until Closing, each Party shall promptly notify the other Parties in writing of any events or circumstances, of which the notifying Party has Actual Knowledge which have occurred from and after the Effective Date hereof or which were unknown to the notifying Party as of such date and were subsequently discovered by the notifying Party, which events or circumstances make any of the foregoing representations and warranties untrue, incomplete or inaccurate in any material respect.

3.2.3.1 If at or prior to the Closing, (A) Buyer has Actual Knowledge (whether through its own efforts, by notice from Seller or otherwise) that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect and shall give the Seller notice thereof at or prior to the Closing, or (B) Seller shall notify Buyer that a representation or warranty made herein by any Seller is untrue, inaccurate or incorrect, then either Party may, in its sole discretion, elect by notice to the other Party to adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to allow the Seller to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such untrue, inaccurate or incorrect representation or warranty is not cured or corrected by the Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), then Buyer, as its sole and exclusive remedy for any and all such untrue, inaccurate or incorrect representations or warranties, shall elect either (x) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to terminate this Agreement by notice given to Seller on or before the Closing Date, in which event, this Agreement shall be terminated and neither Party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly set forth herein, and Escrow Agent shall refund the Deposit to Buyer, and Seller shall reimburse Buyer for its actual third party due diligence costs incurred in connection with this Agreement, but not to exceed $50,000.00.

3.2.4 Seller’s Liability for Representations, Warranties and Covenants; Limitation on Actions for Seller’s Breach of Warranties. Except for the terms and conditions set forth in Section 3.2.3.1 above, notwithstanding anything to the contrary set forth herein, but subject to the conditions and limitations set forth below in this Section 3.2.4 and in Section 3.21, Seller shall be liable for a breach by Seller of its Property Representations set forth in Section 3.2.1 and for the performance of the covenants undertaken by Seller as set forth in Section 3.2.1 or elsewhere in this Agreement, and for the performance of its indemnity obligations set forth in this Agreement and the Seller’s Closing Documents. The Property Representations contained in Section 3.2.1 will be deemed made on and as of the Closing Date with the same force and effect as if made at that time and Seller shall execute and deliver the Seller Closing Certificate as of the Closing Date confirming the Property Representations contained in Section 3.2.1, subject to any modifications thereof made pursuant to Section 3.2.3. Except for the terms and conditions set forth in Section 3.2.3.1 above, notwithstanding any other provision of this Agreement or Seller’s Closing Documents, any claim following the Closing Date based on a breach of the Property Representations and covenants in Section 3.2.1 or in a Seller Closing Certificate shall be forever barred, and Buyer shall not bring any action thereon, unless:

3.2.4.1 Buyer has incurred actual losses as a result of such breach in excess of Fifty Thousand Dollars ($50,000.00); and

3.2.4.2 Buyer gives Seller written notice of such claim within six (6) months following the Closing Date with respect to any breach of the Property Representations. Such written notice given pursuant to this Section 3.2.4.2 shall describe with reasonable particularity in such notice each representation and warranty of the Seller which Buyer claims to have been breached and the facts on which such claim is based; and

3.2.4.3 Buyer files an action on such claim in a court of appropriate jurisdiction within eight (8) months following the Closing Date with respect to any breach of the Property Representations; and

3.2.4.4 (i) Buyer has no Actual Knowledge of the facts constituting such breach prior to Closing; and (ii) such facts are not otherwise contained or found within (A) the Property Document Deliveries, the Leases, the Service Contracts, the Environmental Reports, the Existing Title Policy, the Permits, the Permitted Exceptions, the Plans, the Survey and the Title Commitment, but only to the extent that such items are actually received by Buyer, or (B) any of the reports and studies that have been prepared by Buyer’s third party professional consultants regarding the Property; and

3.2.4.5 Such claim is not covered by Buyer’s insurance policy in effect at the time of the claim, and if so covered, Seller shall reimburse Buyer for its deductible, not to exceed $10,000.00 per claim, or $25,000.00 in the aggregate; and provided further, that in no event shall Seller’s aggregate liability to Buyer for all breaches of the Property Representations set forth in Section 3.2.1 exceed Seven Hundred Fifty Thousand Dollars ($750,000.00), except that nothing set forth herein shall limit Buyer’s rights and remedies under Section 3.21 below.

Notwithstanding the foregoing provisions to the contrary, the limitations set forth above in this Section 3.2.4 and set forth below in Section 3.21 shall not apply to any of the Seller’s indemnity obligations set forth in this Agreement or in the Seller’s Closing Documents (but such indemnity obligations shall be subject to the conditions and limitations thereon as set forth elsewhere in this Agreement) and shall not apply to the Seller’s breach of its covenants or obligations set forth in Sections 3.9 and 3.25 hereof and shall not apply to the extent that Seller has committed fraud.

3.2.5 Buyer’s Liability for Representations, Warranties and Covenants; Limitation on Actions for Buyer’s Breach of Warranties. Notwithstanding anything to the contrary contained herein, but subject to the conditions and limitations set forth below in this Section 3.2.5 and in Section 3.22, the Buyer shall be liable for a breach by the Buyer of its representations and warranties set forth in Section 3.2.2 and for the performance of the covenants undertaken by the Buyer as set forth in Section 3.2.2 or elsewhere in this Agreement, and the performance of Buyer’s indemnity obligations set forth in this Agreement and the Buyer’s Closing Documents. The representations and warranties in Section 3.2.2 will be deemed made on and as of the Closing Date with the same force and effect as if made at that time and Buyer shall execute and deliver the Buyer’s Closing Certificate as of the Closing Date confirming the representations and warranties contained herein, subject to any modifications thereof made pursuant to Section 3.2.3. Notwithstanding any other provision of this Agreement or Buyer’s Closing Documents, any claim based on a breach of Buyer’s representations and warranties in Section 3.2.2 or in Buyer’s Closing Certificate shall be forever barred, and Seller shall not bring any action thereon, unless:

3.2.5.1 Seller has incurred actual losses as a result of such breach in excess of Fifty Thousand Dollars ($50,000.00); and

3.2.5.2 Seller gives Buyer written notice of such claim within six (6) months following the Closing Date, describing with reasonable particularity in such notice, each representation and warranty of Buyer which the Seller claims to have been breached and the facts on which such claim is based; and provided further that in no event shall Buyer’s aggregate liability to Seller for all breaches of its representations and warranties exceed the actual damages incurred by Seller for or in connection with such breach by Buyer; and

3.2.5.3 Seller files an action on such claim in a court of appropriate jurisdiction within eight (8) months following the Closing Date; and

3.2.5.4 Seller has no Actual Knowledge of the facts constituting such breach prior to Closing; and provided further that in no event shall Buyer’s aggregate liability to Seller for all breaches of its representations and warranties exceed an amount equal to the amount of the Deposit.

The limitations set forth above in this Section 3.2.5 and set forth below in Section 3.22 shall not apply to any of Buyer’s indemnity obligations set forth in this Agreement or in Buyer’s Closing Documents (but such indemnity obligations shall be subject to the conditions and limitations thereon as set forth elsewhere in this Agreement) and shall not apply to the Buyer’s breach of its covenants or obligations set forth in Sections 2.3.1, 3.1.2, 3.9 and 3.25 hereof and shall not apply to the extent that Buyer has committed fraud.

     3.3 Conditions Precedent to Buyer’s Obligation. The obligations of the Buyer to close under this Agreement shall be expressly subject to satisfaction of each of the following conditions precedent:

3.3.1 Performance of Seller’s Obligations. Performance by Seller in all material respects of its obligations under this Agreement to be performed at or before Closing. Seller shall have complied with and not be in material breach of any of its covenants contained in Section 3.2.1.

3.3.2 Accuracy of Warranties and Representations; Compliance with Covenants. Each of the Property Representations of Seller set forth in Section 3.2.1 shall be true and accurate in all material respects as if made as of the Closing Date, subject only to changes made in conformity with Section 3.2.3. To the extent that any of such Property Representations are expressly limited to the Seller’s Actual Knowledge, satisfaction of this condition precedent shall require the actual truth of the underlying facts and circumstances which are the subject of such Property Representations, without regard to the state of Seller’s Knowledge about such facts and circumstances. The foregoing notwithstanding, such failure of condition shall not be deemed to be or create liability for a breach of the Seller’s Property Representations contained herein or constitute any other breach hereunder.

3.3.3 Satisfactory Title. Title to the Property shall be insurable pursuant to the Title Commitment, subject only to the Permitted Exceptions, and the Title Company shall be prepared to issue a Title Policy in the form of a pro-forma title policy reasonably approved by Buyer on or before the Title/Survey Objection Date.

3.3.4 Compliance with any Governmental Violations. All written notices of violations of governmental orders or requirements noted or issued by any public authority having jurisdiction, and any action in any court against or affecting the Properties which have been received by Seller, the costs of complying with which exceed Fifty Thousand Dollars ($50,000.00) and are less than One Hundred Thousand Dollars ($100,000.00), as reasonably determined by Seller and Buyer, shall have been complied with by Seller and the Property shall be free and clear thereof. No part of the Property shall be in violation, in any material respect, of any governmental laws, ordinances, rules or regulations pertaining to zoning, use, construction or operation of the Property, including building, fire and health or similar type ordinances, codes or regulations, the costs of complying with which exceed Fifty Thousand Dollars ($50,000.00) and are less than One Hundred Thousand Dollars ($100,000.00), as reasonably determined by Seller and Buyer. The nature, extent, methods and materials for any corrective work performed by Seller, in its reasonable discretion, relating to any of such notices of violation and the parties performing such work shall be subject to Buyer’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned.

3.3.5 Performance of Seller’s Obligations under the Leases. Seller shall have provided to Buyer an updated rent roll for the Property certified by Seller as of a date no more than five (5) Business Days prior to the Closing Date in the form attached hereto as Exhibit D (the “Final Certified Rent Roll”), showing as of the date of such rent roll all rebates, concessions, deductions or abatements of rent to which any Tenant is entitled, which Final Certified Rent Roll shall show no material adverse changes from the Rent Roll for the Property delivered to Buyer for the month prior to the month in which Closing occurs.

3.3.6 Approval of Existing Lender and Related Matters. (a) Buyer shall have received all approvals from the Existing Lender that are required for or in connection with the consummation of the transactions contemplated by this Agreement, approving the assumption of the Existing Financing by Buyer at Closing upon the existing terms and conditions as set forth in the Existing Financing Documents, with no new terms and conditions reasonably unacceptable to Buyer (collectively, the “Existing Lender Approvals”); (b) Buyer shall have received the Existing Lender Statement from the Existing Lender; and (c) all other conditions precedent to Buyer’s obligations to close hereunder relating to the Existing Financing as set forth in Section 2.3.5 hereof shall be satisfied.

     3.3.7 Tenant Estoppel Certificates. Estoppel certificates from Tenants who lease space within the Improvements greater than 5,000 square feet, such that Buyer receives estoppel certificates from such 5,000 square foot Tenants totaling one hundred percent (100%) of the square feet rented by such Tenants within the Improvements prior to Closing, with no material adverse changes to the estoppel certificates delivered to such Tenants and no material defaults by the Landlord or no material monetary defaults by the Tenant being cited therein.

     3.3.8 Seller’s Closing Documents. Seller’s Closing Documents, to the extent not attached as exhibits to this Agreement, shall be subject to and in conformity with the terms and provisions of this Agreement, and otherwise in form and content reasonably acceptable to Buyer and Seller.

     3.3.9 Certification Letter to Buyer’s Auditor. The Parties hereto acknowledge and agree that the Buyer’s accounting firm (the “Auditor”) shall audit the revenues and expenses relating to the Property (the “Audit”), which Audit shall be completed by Auditor on or before February 11, 2005, and in connection with such Audit, Seller shall cause its property manager, Matan Property Management, Inc., to execute and deliver an audit certification letter, substantially in the same form and substance as that certification letter attached hereto as EXHIBIT B, prior to Closing. Seller will provide all information reasonably requested by

Buyer’s Auditor.

If any one or more of the conditions specified in this Section 3.3. are not satisfied as of the Closing Date, then Buyer shall have the option, in its sole discretion, exercised by written notice to Seller to either (i) waive such condition and make full Closing under this Agreement in accordance with the terms and conditions hereof; or (ii) terminate this Agreement before Closing on the Closing Date, in which event, the Escrow Agent shall refund the Deposit to Buyer and the Parties shall be released from all further liability or obligation under this Agreement, except as otherwise expressly set forth herein, or (iii) extend Closing for a period of not more than sixty (60) days to allow Seller to utilize commercially reasonable efforts to satisfy such failed condition; provided that, if Buyer elects to terminate this Agreement pursuant to clause (ii) above, and the failed condition(s) giving rise to such termination right is reasonably capable of being cured or satisfied within sixty (60) days after the Closing Date set forth herein as mutually and reasonably determined by Seller and Buyer, and an extension of the Closing Date will not adversely impact in any respect any of Buyer’s financing for the transaction contemplated by this Agreement, as determined by Buyer in its sole discretion, then Seller shall have the right, exercisable by written notice to Buyer, to utilize commercially reasonable efforts to satisfy such failed condition and, in connection therewith, to extend the Closing Date to the date that is sixty (60) days after the Closing Date set forth herein (the “Extended Closing Date”), in which event, if such failed condition(s) is not satisfied on or before the Extended Closing Date, Buyer shall once again have the rights specified in clauses (i) and (ii) above. Failure by Seller to satisfy any such failed condition on or before the Extended Closing Date shall not constitute a default or breach by Seller under this Agreement. Buyer’s election under clauses (i) or (ii) of this Section 3.3 shall be Buyer’s sole rights in the event any conditions to Closing are unable to be satisfied unless the failure of such condition to be satisfied was caused by a breach of this Agreement by Seller, in which event the provisions of Section 3.21 of this Agreement shall also apply. If Buyer elects to proceed to Closing under clause (i) above, then once Closing has occurred, all of the foregoing conditions, to the extent not satisfied at Closing, shall be deemed to have been waived by Buyer.

     3.4 Conditions Precedent to Seller’s Obligation. Seller’s obligation to close under this Agreement shall be expressly subject to satisfaction of each of the following conditions precedent:

3.4.1 Performance of Buyer’s Obligations. Performance by the Buyer in all material respects its respective obligations under this Agreement to be performed at or before Closing. Buyer shall have complied with and not be in material breach of any of the covenants contained in Section 3.2.2 hereof.

3.4.2 Accuracy of Warranties and Representations. Each of the warranties and representations of Buyer set forth in Section 3.2.2 hereof shall be true and accurate in all material respects as if made as of the Closing Date, subject to only changes made pursuant to Section 3.2.3. To the extent that any of such representations and warranties are expressly limited to the Buyer’s Actual Knowledge, satisfaction of this condition precedent shall require the actual truth of the underlying facts and circumstances which are the subject of these representations and warranties, without regard to the state of Buyer’s Knowledge about such facts and circumstances. The foregoing notwithstanding, such failure of condition shall not be deemed to be or create liability for a breach of the applicable Buyer’s representations and warranties contained herein or constitute any other breach hereunder.

3.4.3 Existing Financing Release. Seller shall have received the fully executed and dated Existing Financing Release from the Existing Lender.

3.4.5 No Adverse Change in Buyer. As of the Closing Date, there shall be no litigation or administrative agency or other governmental proceeding pending or threatened, which would materially adversely affect the ability of Buyer to fully comply in all material respects with all of Buyer’s duties and obligations contained in this Agreement or in any of the Buyer’s Closing Documents.

     3.4.6 Buyer’s Closing Documents. Buyer’s Closing Documents, to the extent not attached as exhibits to this Agreement, shall be subject to and in conformity with the terms and provisions of this Agreement, and otherwise in form and content reasonably acceptable to Seller and Buyer.

If any of the foregoing conditions is not satisfied (or waived by Seller in writing), Seller shall have the right to terminate this Agreement before Closing on the Closing Date by written notice of such termination to Buyer and Escrow Agent given at any time prior to the satisfaction of such condition, in which event, the Escrow Agent shall refund the Deposit to Buyer and the Parties shall be released from all further liability or obligations under this Agreement, except as otherwise expressly set forth herein; but once Closing has occurred, all of the foregoing conditions, to the extent not satisfied at Closing, shall be deemed to have been waived by Seller.

3.5 Indemnities.

3.5.1 Buyer’s Activities on the Real Property. Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims, causes of action, liabilities and losses, and expenses related thereto (including reasonable attorneys’ fees), which Seller incurs by reason of any damage to the Property (or any other property owned by any other person regardless of whether it is located on the Real Properties or elsewhere) caused by, or any third-person claim against Seller arising or asserted to arise out of, any activity of Buyer, or any of Buyer’s agents, conducted on the Real Property prior to Closing. Buyer shall, with reasonable promptness, repair any damage caused to the Property (or any other property owned by any other person regardless of whether it is located on the Real Property or elsewhere) by Buyer or its agents as a result of any such activity. The limitations on Buyer’s liability set forth in Section 3.2.5 above and Section 3.22 below shall not apply to the Buyer’s indemnity obligations set forth in this Section 3.5.1.

3.5.2 Leases and Service Contracts and General Indemnity. Pursuant to the Closing Indemnity Agreement, Seller shall hold harmless, indemnify and defend Buyer from and against any and all claims, causes of action, liabilities and losses, and expenses related thereto (including reasonable attorneys’ fees and costs), which the Buyer incurs by reason of (i) any alleged default or failure to perform an obligation on the part of the landlord under an applicable Lease or as vendee under an applicable Service Contract based upon an event or condition occurring (or alleged to have occurred) prior to the Closing Date; and (ii) any act or omission (where there is a duty to act) by Seller occurring (or alleged to have occurred) prior to the Closing Date. Pursuant to the Closing Indemnity Agreement, Buyer shall hold harmless, indemnify and defend the Seller from and against any and all claims, causes of action, liabilities and losses, and expenses related thereto (including reasonable attorneys’ fees and costs), which the Seller incurs by reason of (x) any alleged default or failure to perform an obligation on the part of the landlord under an applicable Lease or as vendee under an applicable Service Contract based upon an event or condition occurring (or alleged to have occurred) on or after the Closing Date; and (y) any act or omission (where there is a duty to act) by Buyer occurring (or alleged to have occurred) on or after the Closing Date.

3.5.3 Survival. Notwithstanding any provisions of this Agreement to the contrary, the provisions of, and the Buyer’s obligations under, Section 3.5.1 shall survive Closing or termination of this Agreement, as applicable, for a period of three (3) years. Notwithstanding any provisions of this Agreement to the contrary the provisions of, and the Parties’ respective obligations under, Section 2.5.2 and Section 3.5.2 shall survive Closing for a period of twelve (12) months following the Closing Date, and any indemnity claim by a Party pursuant to Section 3.5.2 and Section 2.5.2 against the other Party shall be forever barred, and a Party shall bring no action thereon, unless (i) a Party gives the other Party written notice of such indemnity claim within twelve (12) months following the Closing Date, and the said Party files an action on such indemnity claim against the other Party in a court of appropriate jurisdiction within fourteen (14) months following the Closing Date; and (ii) the event or circumstance which gives rise to the indemnity claim is not covered by such Party’s insurance policies, and if so covered, the indemnifying Party shall reimburse the indemnified Party for its deductible, not to exceed $10,000.00 per claim, or $25,000.00 in the aggregate. The indemnifications contained in this Section 3.5 and Section 2.5.2 shall be set forth in the Closing Indemnity Agreement and shall run to the benefit of the indemnified Parties.

3.6 Damage, Destruction or Condemnation.

3.6.1 Risk of Loss. The risk of loss or damage to the Property by fire or other casualty prior to Closing is borne by Seller. Seller shall give Buyer prompt notice of any destruction of any part of the Property or any portion thereof or the commencement of any condemnation proceedings against the Property or any portion thereof between the Effective Date and the Closing Date.

3.6.2 Minor Casualty. If the Improvements are destroyed by fire or other casualty prior to Closing and the estimated cost of repairs as reasonably and mutually determined by Buyer and Seller is less than or equal to Five Hundred Thousand Dollars ($500,000.00) (a “Minor Casualty”), Closing will occur and at Closing:

(a) The Buyer shall receive a credit against the Purchase Price in an amount equal to the aggregate estimated cost of repair of any damage to the Property remaining unrepaired at Closing, and any unpaid costs of repairs performed prior to Closing for which Buyer will be responsible, and the future loss of rental income as a result of the Minor Casualty as reasonably mutually determined by Seller and Buyer;

(b) Buyer shall accept the Property with the Property affected by such Minor Casualty in its damaged state;

(c) Seller shall have no obligation to repair or restore any damaged or destroyed portions of the Property affected by such Minor Casualty;

(d) Seller shall maintain all rights to the Seller’s interest in and to all proceeds of property insurance awards relating to such Minor Casualty and the full right to settle insurance claims relating thereto; and

(e) Seller shall be permitted reasonable access the Property affected by the Minor Casualty after Closing in connection with the completion by the Seller of the claim process with the applicable insurance company, having insurance coverage for such Minor Casualty.

3.6.3 Major Casualty. If the Improvements are destroyed by fire or other casualty and the estimated cost of repairs as reasonably mutually determined by Buyer and Seller is more than Five Hundred Thousand Dollars ($500,000.00) (a “Major Casualty”), then Buyer or Seller may, as its sole and exclusive remedy, waiving all other remedies, terminate this Agreement by giving notice to the other Party within ten (10) days after the Major Casualty occurs, in which event, the Escrow Agent shall return the Deposit to Buyer, and the parties have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination). If neither Buyer nor Seller, within ten (10) days after the Major Casualty, terminates this Agreement as provided above, then both Seller and Buyer shall be deemed to have elected to terminate this Agreement pursuant to clause (i) above. If both Seller and Buyer elect to proceed to Closing, which election shall be made within ten (10) days after the Major Casualty occurs, then Closing will occur without reduction in the Purchase Price and:

(a) At Closing, Seller shall assign to Buyer all of its interests in all proceeds of property insurance awards relating to such Major Casualty (and Seller shall execute all reasonably required assignment or other instruments to confirm the foregoing), less any reasonable amounts actually paid by Seller to repair, restore, or clean up the Property affected by such Major Casualty; and

(b) At Closing, Seller shall assign to Buyer all of its interests in all proceeds of rental loss and business interruption insurance applicable to the period after the Closing Date relating to such Major Casualty (and Seller shall execute all reasonably required assignment or other instruments to confirm the foregoing); and

(c) Buyer will pay and reimburse Seller the amount of any deductible under the Seller’s property insurance policy and rental loss and business interruption insurance, if any, paid by the Seller before Closing; and

(d) Buyer will accept title to the Property with the Property affected by such Major Casualty in its damaged state; and

(e) Seller shall have no obligation to repair or restore any damaged or destroyed portions of the Property affected by such Major Casualty.

3.6.4 Condemnation. As a condition precedent to the obligations of the Buyer and Seller to proceed to Closing hereunder, neither the whole nor any “Significant Portion” (as hereinafter defined) of the Property shall have been acquired, or shall be about to be acquired, by authority of any governmental agency or other authority in the exercise of its power of eminent domain or by private purchase in lieu thereof (a “Taking”). If such a Taking has occurred or if the Seller shall have received written notice of any such contemplated Taking, Buyer or Seller may, at its sole option (i) terminate this Agreement and Buyer shall receive a full refund of the Deposit; or (ii) continue this Agreement, and Buyer shall pay the full Purchase Price without reduction and accept an assignment of Seller’s rights in any condemnation award (whether received prior to or after Closing), and the Parties shall proceed to Closing; provided that, (A) Seller shall not consent to any Taking or agree to any condemnation award without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed); (B) prior to Closing, Seller shall provide Buyer with a reasonable opportunity to participate with Seller in any negotiations relating to a Taking affecting any portion of the Property or any condemnation award to be made in connection therewith; and (C) Seller shall reasonably cooperate with Buyer after Closing in prosecuting any claim for a condemnation award arising prior to Closing. As used herein, a “Significant Portion” of the Property shall be deemed to mean such portion of the Property as, when taken, would leave remaining a balance of the Property that is commercially unreasonable for Buyer to use or that would not permit Buyer to realize a reasonable return from the Property (because of the area so taken or the location of the part so taken in relation to the part not so taken), as determined by Buyer in its reasonable discretion.

     3.7 Assignment by Buyer. Buyer shall have the right to assign this Agreement to such other entity in which Buyer has an ownership interest and management control by delivering to Seller a written assignment and assumption agreement (“Contract Assignment”) under which the assignee assumes all of Buyer’s obligations under this Agreement. Seller shall have the right to approve the form and substance of the Contract Assignment, which approval shall not be unreasonably withheld, conditioned or delayed. Except as provided in the foregoing two sentences, Buyer shall have no right to assign or transfer its rights under this Agreement except with the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion. Seller shall have no obligation to respect any assignment in violation of this Section and such an assignment shall constitute a material breach of this Agreement on the part of Buyer. No assignment shall relieve or excuse Buyer of its obligations and liability hereunder. Seller’s consent to any one assignment shall not be deemed a consent to any other assignment or a waiver of the requirement for its consent to any other assignment.

     3.8 Termination. Intentionally Deleted.

     3.9 Brokerage Commission. Seller and Buyer acknowledge that the Broker has acted as the broker in connection with the transaction contemplated by this Agreement. Seller agrees to pay the Broker as the total commission for services rendered, the commission specified in separate listing agreement between Seller and Broker. In the event that Closing shall fail to occur under this Agreement for any reason whatsoever, Buyer and Seller shall not have any liability or obligation to the Broker for any commission or other payment in connection with this Agreement, including payment to the Broker by Seller of any portion of the Deposit retained by Seller. Except as specified in this Section 3.9, Seller and Buyer represent and warrant to each other that no other agent, broker, or finder has acted for Seller or Buyer, as applicable, in connection with this Agreement. Each of Seller and Buyer shall indemnify, defend and save the other Party hereto harmless from and against any claims for brokerage, commission or finders’ fees resulting from a breach of the foregoing representations and warranties of Seller and Buyer. Nothing contained herein shall be deemed to make Broker a third-party beneficiary of this Agreement or to create any obligation on the part of any Party to close the sale and purchase of the Property for the Broker’s benefit.

     3.10 Post-Closing Prorations and Adjustments; Possession. The Parties shall make the following additional prorations and settlements:

3.10.1 Delinquent Rents. Any and all rents which are past due at Closing shall not be adjusted; Buyer shall have no obligation to collect such past-due rents but for a period of twelve (12) months after Closing, shall reimburse Seller for such past-due rents when, as and if collected, net of reasonable costs of collection; provided that, there shall be no costs of collection for any past due rents collected within sixty (60) days after Closing), it being understood that Buyer shall not be deemed to have collected such arrearage attributable to the period prior to Closing until such Tenant is current in the payment of rentals accruing on or after Closing and Buyer shall have recovered all reasonable costs of collection. Seller shall retain the right after Closing to sue for and collect any rents or other amount due under a Lease for a period ending before Closing (but in no event shall Seller have the right to sue any such Tenant for eviction), and Buyer shall reasonably cooperate with Seller, at no cost to Buyer, in its efforts to collect any such amount. During the period of the first sixty (60) calendar days after the Closing Date, Seller shall not take any action to sue for or collect any rents or other amounts due and owing under a Lease for a period prior to the Closing Date, but after the expiration of said sixty (60) day period, Seller may at any time or times take such actions as are permitted by the terms of this Section 3.10.1. Seller shall advise Buyer in writing of the filing any law suit for the collection of rents or other amounts due under a Lease, as described in the immediately preceding sentence, and shall keep Buyer reasonably informed of the status of the proceedings in such a suit during the course thereof. After the twelve (12) month period following the Closing Date, Buyer shall have no further obligations to remit rents owed to Seller.

3.10.2 Real Estate Taxes and Assessments; Utility Charges. If Closing prorations of real estate taxes and assessments are based on other than the current year’s tax bill, within thirty (30) days after such bill is issued to Buyer, Buyer shall recompute such proration. If such recomputation results in a larger proration credit to Seller, Buyer shall pay to

Seller the additional amount due Seller within such thirty (30) days. If such recomputation results in a larger proration credit to Buyer, Seller shall pay Buyer the additional amount due Buyer within thirty (30) days after receiving Buyer’s written recomputation of such proration, accompanied by a copy of such tax bill. Any utility rebate received by Buyer after Closing for the period prior to the Closing Date which has not already been paid or reimbursed by Buyer shall be promptly paid over to Seller which obligation shall survive Closing hereunder.

3.10.3 Remittal of Post-Closing Receipts to Buyer. Seller shall immediately remit to Buyer each check or other payment which Seller receives after Closing on account of rent or other amounts due under any Lease for any period ending after Closing. The Buyer shall immediately remit to Seller each check or other payment which the Buyer receives after Closing on account of rent or other amounts due under any Lease for any period prior to Closing.

3.10.4 Determinations of Post-Closing Prorations and Adjustments. Except where expressly provided otherwise, Buyer shall make the required determinations and computations of all post-Closing prorations and other adjustments under this Section 3.10 (the “Post-Closing Prorations”) and shall provide Seller with a reasonably detailed written summary of each Post-Closing Proration, concurrently with or prior to making any payment to or requesting any payment from Seller under this Section 3.10 with respect thereto. Seller shall have the right after reasonable prior notice to Buyer to audit all of Buyer’s books and records pertaining to the Post-Closing Prorations. For these purposes, Buyer shall allow Seller’s designated representatives access to such books and records, at the Property or Buyer’s principal place of business, as applicable, at any time during normal business hours and after reasonable prior notice, and Seller shall have the right to make copies of such books and records (and the right to use Buyer’s photocopying equipment to make such copies, paying Buyer its actual out-of-pocket cost for such copying).

3.10.5 Possession. Seller agrees to give possession and occupancy of the Property in its entirety to Buyer at the time of Closing, free and clear of all leases, tenancies, and occupancies, except for the Leases and as otherwise herein permitted. In the event that Seller shall fail so to do, Seller shall be and become a tenant by sufferance of Buyer, and Seller hereby waives all notice to quit as provided by the applicable laws of the governing jurisdictions.

     3.11 Section 1031 Exchange. Upon request of Seller to be made not later than five (5) days prior to Closing, Buyer agrees to reasonably cooperate with Seller (at its sole cost and expense) in structuring the purchase and sale of the Property as contemplated by this Agreement as part of a like-kind exchange pursuant to Section 1031 of the Code. Buyer agrees to take such steps and execute such documents (at Seller’s sole cost and expense) as may be reasonably required by Seller in order to substitute a qualified intermediary (within the meaning of the Code) to act in the place of Seller. Buyer shall not be required to incur any expense, to assume any liability, to provide any deposit or other security or to permit Seller to use the Deposit in connection with such like-kind exchange, or to be in the chain of title of any exchange property. The like-kind exchange shall not reduce, diminish or adversely affect Seller’s rights or remedies under this Agreement in any respect, nor shall the consummation of the exchange cause any delay in the Closing. Buyer will have no responsibility or obligation for any tax incidents or consequences in connection with the exchange.

     3.12 Notices. Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, recognized overnight courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by electronic facsimile transmission (with a confirmatory copy currently transmitted by one of the other permitted means of delivery as described herein) (“FAX”), at the address or addresses indicated for such Party below (and/or to such other address as such Party may from time to time by written notice given in conformity with this Section 3.12 designate to the other):

If to Seller:	Enterprise Dulles, LLC
c/o Matan Property Management, Inc.
4600 Wedgewood Boulevard
Suite A
Frederick, Maryland 21703
Attention: Mark C. Matan
Fax No.: 301-694-9214
Phone: 301-694-9200
Email: MarkMatan@aol.com (for informational purposes only)

with a copy to:	Philip D. Topper, Jr., LLC
110 North Court Street
Frederick, Maryland 21701
Attention: Philip D. Topper, Jr., Esq.
Fax No.: 301-696-0858
Phone: 301-696-9780
Email: PhilTopper@aol.com (for informational purposes only)

If to Buyer:	First Potomac Realty Trust
7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814
Attention: Nicholas R. Smith
Fax No.: 301-986-5554
Phone: 301-986-9200
Email: nsmith@first-potomac.com (for informational purposes only)

with a copy to:	Linowes and Blocher, LLP
7200 Wisconsin Avenue, Suite 800
Bethesda, MD 20814
Attention: Richard M. Zeidman, Esq.
Fax No.: 301-654-2801
Phone: 301-961-5136
Email: rzeidman@linowes-law.com ( for informational purposes only)

Notices given in conformity with this Section 3.12 shall be deemed delivered and received: (A) on the date of delivery, if delivery is made by commercial courier or recognized overnight courier or by FAX transmission and is completed before 5:00 pm recipient’s local time on a Business Day, as evidenced by courier receipt or by the transmission log sheet generated by the sending FAX machine; (B) if tendered for delivery by commercial courier or recognized overnight courier between 9:00 am and 5:00 pm (recipient’s local time) on a Business Day and refused, then on the date of such attempted delivery and refusal, as evidenced by courier receipt; and (C) three (3) Business Days after being deposited with the United States Postal Service by first class registered or certified mail as required by this Section 3.12.

     3.13 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Other than the Parties hereto, nothing contained in this Agreement shall be deemed to make any person or entity a third-party beneficiary of this Agreement.

     3.14 Entire Agreement; Modification; Severability. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent or other such written proposal). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by both Parties. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

     3.15 Captions. Article and section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

     3.16 Interpretation. Each Party acknowledges that it and its legal counsel have participated substantially in the drafting of this Agreement and agree that in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against either Party by reason of the role of such Party or its counsel in the drafting of such provision.

     3.17 Mutual Cooperation; Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the Parties hereunder or to require either Party to incur any material expense or liability not otherwise required of it hereunder.

     3.18 Exhibits. Each of the exhibits attached hereto is hereby incorporated herein to the same extent as if set forth herein in full.

     3.19 Counterparts; Facsimile Signatures. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Any party may execute this Agreement by delivery to the other party of a facsimile copy hereof evidencing such party’s signature. In any such case the party executing by facsimile shall promptly thereafter provide a signed original counterpart hereof to the other parties. This Agreement shall not be binding until delivery of an original counterpart but upon such delivery the Effective Date shall become the date of the delivery of the facsimile.

     3.20 Governing Law. This Agreement shall be deemed to be an agreement made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with such laws.

     3.21 Remedies for Breach by Seller. In the event that Seller shall fail to perform its obligations hereunder, including, but not limited to, to make full Closing in accordance with the terms hereof, Buyer may (i) enforce specific performance by Seller of its obligations hereunder, including, but not limited to, to convey the Property to Buyer in accordance with this Agreement, and, in connection therewith, enforce other non-monetary equitable remedies, including injunctive relief, with the Deposit remaining in Escrow pending the resolution of such specific performance action; or (ii) terminate this Agreement by giving notice to Seller, in which event the Escrow Agent shall return the Deposit to Buyer, and Seller shall reimburse Buyer for its actual third party due diligence costs incurred in connection with this Agreement, but not to exceed $50,000.00, and except as set forth in this Section 3.21, the Parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination) of this Agreement; or (iii) pursue Seller for actual damages suffered or incurred by Buyer as a result of such breach by Seller (expressly excluding indirect, consequential and punitive damages); provided that, (1) Buyer shall make an election of the remedies available to Buyer pursuant to this Section 3.21 within sixty (60) days after the date that Buyer obtains Actual Knowledge of the breach of the obligations by Seller giving rise to such election of remedies; (2) Buyer’s actual damage claim pursuant to this Section 3.21 shall in no event exceed the total distributions Seller would be entitled to receive upon the sale of the Property; and (3) Buyer may only pursue the remedy of actual damages pursuant to this Section 3.21 in the event that (A) in violation of this Agreement, Seller sells, pledges or encumbers the Property, and the remedy of specific performance is not available to Buyer, or (B) Seller has committed fraud. The provisions of this 3.21 shall be Buyer’s sole and exclusive remedies for any breach of the obligations by Seller of the terms of this Agreement, and Buyer hereby waives all other remedies. Notwithstanding any provision to the contrary set forth herein, but subject to the conditions and limitations set forth in Section 3.2.3.1 and Section 3.2.4, nothing set forth herein shall limit or impair any remedies that may be available to Buyer for or in connection with a breach by Seller of its Property Representations set forth above in Section 3.2.1 or in connection with any post-closing indemnities or other post-closing obligations of Seller that are expressly set forth herein or in any of the Seller’s Closing Documents.

     3.22 LIQUIDATED DAMAGES AND LIMITATION ON REMEDIES FOR BREACH BY BUYER. IF THE BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE OR TO PERFORM ANY OTHER OBLIGATION REQUIRED OF IT PURSUANT TO THE TERMS OF THIS AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SELLER SHALL, AS ITS SOLE AND EXCLUSIVE REMEDY ON ACCOUNT OF SUCH FAILURE AND IN CONSIDERATION OF ITS WITHDRAWAL OF THE PROPERTY FROM THE MARKET DURING THE TERM OF THIS AGREEMENT, BE ENTITLED TO TERMINATE THIS AGREEMENT AND TO RECEIVE AND RETAIN, AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY), THE ENTIRE DEPOSIT; AND SELLER SPECIFICALLY WAIVES ANY RIGHT SPECIFICALLY TO ENFORCE THE OBLIGATIONS OF THE BUYER HEREUNDER TO PURCHASE THE PROPERTY OR FOR MONETARY DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT:

3.22.1 THE WRONGFUL FAILURE BY THE BUYER TO CLOSE OR TO PERFORM ANY OTHER OBLIGATION REQUIRED OF IT PURSUANT TO THE TERMS OF THIS AGREEMENT WILL CAUSE SELLER TO INCUR LOSSES AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT TO ASCERTAIN.

3.22.2 THE DEPOSIT BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE SELLER WILL SUFFER BY REASON OF THE BUYER’S WRONGFUL FAILURE TO CLOSE AND IS NOT AN UNREASONABLE AMOUNT OF LIQUIDATED DAMAGES UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE.

3.22.3 SUCH LIQUIDATED DAMAGES ARE ALSO REASONABLE CONSIDERATION FOR SELLER’S AGREEMENT TO LIMIT ITS REMEDIES AGAINST THE BUYER FOR SUCH A FAILURE TO CLOSE OR TO PERFORM ANY OTHER OBLIGATION REQUIRED OF IT PURSUANT TO THE TERMS OF THIS AGREEMENT.

3.22.4 THE BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 3.22 AND HAS CONSULTED WITH ITS LEGAL COUNSEL WITH RESPECT THERETO.

3.22.5 THE FOREGOING SECTIONS SHALL NOT, HOWEVER, (i) APPLY IN THE EVENT BUYER HAS COMMITTED FRAUD, OR (ii) LIMIT SELLER’S RIGHTS AND REMEDIES TO ENFORCE OBLIGATIONS OF BUYER UNDER SECTIONS 3.1.2, 3.5.1, 3.9 AND/OR 3.25, OR OF THE BUYER AS MAY BE SET FORTH ELSEWHERE IN THIS AGREEMENT OR IN THE BUYER’S CLOSING DOCUMENTS, PROVIDED THAT IN NO EVENT SHALL THE AGGREGATE

LIABILITY OF THE BUYER TO SELLER FOR ALL SUCH BREACHES EXCEED THE ACTUAL DAMAGES INCURRED BY SELLER FOR OR IN CONNECTION WITH SUCH BREACH BY THE BUYER.

Any attendance or appearance at Closing by either party shall not nullify or void this provision for payment of liquidated damages as Seller’s sole remedy.

     3.23 Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public record. A violation of this prohibition shall constitute a material breach of this Agreement.

     3.24 TIME OF THE ESSENCE. TIME IS OF THE ESSENCE OF THIS AGREEMENT, AND OF EACH COVENANT, AGREEMENT AND CONDITION REPRESENTED HEREOF THAT PROVIDES FOR NOTICE TO BE GIVEN OR ACTION TAKEN ON A SPECIFIC DATE OR WITHIN A SPECIFIED PERIOD OF TIME.

     3.25 Confidentiality. From and after the Effective Date, the Parties and each of their respective representatives shall hold in strictest confidence the terms of this transaction, the contents of all items delivered to Buyer pursuant to Section 3.1.1, and all data and information obtained with respect to the Property, by Seller or Buyer or their respective businesses, whether obtained before or after the Effective Date, and shall not disclose the same to others; provided, however, that it is understood and agreed that each of the Parties may disclose such data and information to employees, consultants, accountants, attorneys, existing and potential, members, partners, investors or lenders of the Parties and as otherwise required to comply with applicable law or to enforce the terms and provisions of this Agreement. In the event of a breach or threatened breach by any Party or its respective agents or representatives of this Section 3.25, the non-defaulting party hereunder shall be entitled to an injunction restraining the defaulting party hereunder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Parties from pursuing any other available remedy at law or in equity for such breach or threatened breach. Prior to Closing, Buyer and Seller shall, at their option, confer and agree on a press release to be issued jointly by Buyer and Seller disclosing the transaction and the appropriate time for making such release. Neither Buyer nor Seller shall issue any press releases with respect to the transaction contemplated in this Agreement without the prior written approval of the other Party. The provisions of this Section 3.25 shall survive Closing or the earlier termination of this Agreement for a period of one (1) year. The obligation of confidentiality by the Parties and their respective representatives as set forth in this Section 3.25 shall not apply to any data and information with respect to the Property which is a matter of public record or otherwise in the public domain.

     3.26.1 Terrorism/Patriot Act. Neither Buyer (nor any of Buyer’s affiliates) is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”). Neither Buyer nor any Buyer affiliate is a “Prohibited Person,” which term is defined as follows:

(i)	a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)	a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)	a person or entity with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Executive Order and the Patriot Act;

(iv)	a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)	a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

     3.26.2 Neither Buyer nor any affiliate of Buyer is or will (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

     3.26.3 Buyer shall deliver to Seller any certification or other evidence reasonably requested from time to time by Seller confirming Buyer’s compliance with the provisions this Section 3.26.

     3.26.4 The Buyer’s representations and warranties set forth in this Section 3.26 shall survive the Closing or termination of this Agreement

[Signatures on Following Page]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives, thereunto duly authorized, as their free act and deed for the uses and purposes herein contained as of the date first above written.

WITNESS:	SELLER:

ENTERPRISE DULLES, LLC,
a Virginia limited liability company
	By:	Enterprise Dulles Management, LLC
a Virginia limited liability company, Manager
		By:	Enterprise Dulles SPC, Inc.,
a Virginia corporation, Manager

/s/ Kyung Rhee			By:	/s/ Mark C. Matan

Kyung Rhee				Mark C. Matan
President

[Signatures Continue on Following Page]

WITNESS:	BUYER:

FIRST POTOMAC REALTY INVESTMENT
LIMITED PARTNERSHIP, a Delaware
limited partnership

	By:	First Potomac Realty Trust, a Maryland
real estate investment trust,
its general partner

/s/ Kyung Rhee		By:	/s/ Nicholas R. Smith

Kyung Rhee		Print Name:	Nicholas R. Smith

		Title:	Executive VP

The undersigned agrees to serve as Escrow Agent in accordance with the terms and conditions set forth under the foregoing Agreement:

Chicago	Title Insurance Company

By:	/s/ Mary Lou Ryce

Date of Escrow Agent’s Execution:

February 1, 2005

[The following exhibits have been omitted from this filing. Any omitted exhibit will be provided to the Commission upon request of the Company.]

LIST OF EXHIBITS

Exhibit A	Legal Description of Land
Exhibit B	Form of Certification Letter
Exhibit C	Personal Property
Exhibit D	Schedule of Leases (Rent Roll) for the Improvements
Exhibit E	Intentionally Deleted
Exhibit F	Intentionally Deleted
Exhibit G	Services Contracts for the Property
Exhibit H	Intentionally Deleted
Exhibit I	Intentionally Deleted
Exhibit J	Intentionally Deleted
Exhibit K	Intentionally Deleted
Exhibit L	List of Property Document Deliveries
Exhibit M	List of Environmental Reports
Exhibit N	Intentionally Deleted
Exhibit O	Intentionally Deleted
Exhibit P	Intentionally Deleted
Exhibit Q	List of Existing Financing Documents
Exhibit R	Form of Deposit Letter of Credit
Exhibit S	Aged Delinquencies Report
Exhibit T	Leasing and Tenant-Related Expenses